UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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DAVITA INC.

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Notice of 2022 Annual Meeting and Proxy Statement

April 25, 2022

Dear Fellow Stockholders:

In 2021, DaVita made significant progress executing our long-term strategy while delivering strong operating and financial results. In 2021, we:

–improved certain key clinical outcomes in our U.S. dialysis business, including exceeding our pre-pandemic level of patients receiving kidney transplants,
–grew operating income by 3.0% in U.S. dialysis and 82.6% in international operations,
–provided integrated kidney care to approximately 16,000 patients in risk-based integrated care arrangements and an additional 7,000 patients in other integrated care arrangements, and
–prepared for a doubling in the size of our integrated kidney care patient population in 2022 with the launch of the federal government’s Comprehensive Kidney Care Contracting program.

We have also played an important role during these unprecedented times as a trusted healthcare provider, delivering life-sustaining care to patients in communities across the United States and ten other countries around the world.

More than two years after the first diagnosis of COVID-19, the world continues to face both direct and indirect consequences of the pandemic. Some of these factors have disproportionately impacted the healthcare system as well as our business specifically. Despite all of these challenges, we continue to be in awe of the resilience and dedication of our teammates across DaVita – from our direct patient caregivers to our corporate teammates – who are unrelenting in their commitment to provide high-quality care, respond quickly to the changing environment, and show incredible compassion and support for our patients.

Continued response to the ongoing COVID-19 pandemic.

DaVita has been on the front line of the COVID-19 pandemic, as a caregiving organization that needs to keep its doors open to provide life-sustaining care to its patients. During this time of great challenge, our top priorities continue to be the health, safety and well-being of our patients, teammates and physician partners. To that end, we have dedicated and continue to dedicate substantial resources in response to COVID-19.

For our patients, DaVita has:

–enhanced our already robust infection control processes,
–secured appropriate personal protective equipment to maintain protocols that meet or exceed CDC guidelines,
–administered approximately 217,000 COVID-19 vaccination doses to the dialysis community, and
–provided convenient dialysis to approximately 15% of our patients in the United States in the comfort of their own home.

For our teammates, DaVita has:

–provided relief payments for teammates, and
–offered enhanced benefits including free counseling and mental health resources, back-up child care, access to paid time off ("PTO") advances, and lifted PTO caps for eligible teammates.

This has helped us to achieve engagement scores where 84% of teammates indicate they are engaged, and 84% of teammates feel a sense of belonging within DaVita, based on our 2021 teammate survey.

Thoughtful Approach to Board Composition with a Demonstrated Commitment to Refreshment and Diversity.

Your Board is committed to maintaining a balanced and effective Board with a broad mix of tenure, skills, experience and diversity of backgrounds and viewpoints. In 2021 we appointed one new independent director to the Board, Dr. Gregory Moore, a practicing physician, experienced educator, and expert in health care technology. Dr. Moore is Microsoft's global health and life sciences leader, responsible for leading research and development collaborations, strategy, AI and machine learning engineering teams and cloud and data product development teams to positively transform health. In April 2022, we appointed an additional independent director to the Board, Jason M. Hollar, effective May 6, 2022. Mr. Hollar currently serves as the Chief Financial Officer for Cardinal Health, Inc., and is responsible for leading financial activities across the enterprise. Your Board nominees have an average tenure of nine years, and we are proud of the fact that our nominee slate is comprised of 33% women and 22% people of color.

Ongoing Dialogue with Stockholders through Robust Engagement that Includes Independent Directors.

We believe that engaging with stockholders is fundamental to our commitment to good governance. Since our 2021 Annual Meeting of Stockholders, we reached out to stockholders representing 68% of shares outstanding and through some combination of management, the Chair of our Board, and the Chair of our Compensation Committee we met with stockholders representing approximately 53% of DaVita's outstanding shares.1 Over the past several years, feedback received from these discussions has helped inform changes to our executive compensation program and further improve our disclosures, among other things. In recent years, these discussions have helped inform changes to our compensation practices that require above median TSR performance for executives to receive target level PSU vesting and that further link DaVita’s ESG performance to executive pay. In addition, after consideration of feedback from stockholders, we have further enhanced our political and lobbying spending disclosures including providing additional annual and semi-annual reporting regarding the company’s political and lobbying spend.

Commitment to Corporate Social Responsibility.

The Board’s Nominating and Governance Committee oversees DaVita’s policies and programs related to corporate, environmental and social responsibility. Being a responsible corporate citizen has long been an important principle at DaVita. Since 2008, we have published an annual social responsibility report we call Community Care, highlighting our organization’s and teammates’ contributions and support of the communities in which we live and operate.

Some social responsibility highlights from this past year include:

–DaVita and the National Kidney Foundation ("NKF") launched an innovative year-long pilot aimed at improving health equity in kidney transplantation with a newly-developed program through NKF's The Big Ask: The Big Give platform.
–In June 2021, the Prospero II solar farm became operational. With this virtual Power Purchase Agreement, a similar virtual Power Purchase Agreement in connection with a windfarm that became operational in 2020, as well as on-site solar power generation at some of our locations, DaVita's U.S. operations are now 100% powered by renewable energy.
–Our 2025 climate targets were approved by the Science Based Targets initiative, making DaVita one of the first healthcare providers to achieve this distinction.

While caring for our patients, caring for our teammates, and supporting our community, we have maintained our focus on stewarding resources responsibly to deliver financial results for our stockholders.

1 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2021.

We continue to be inspired by our 69,000 teammates around the world, especially our caregiving teammates and physician partners. Their courage, compassion and dedication honor the memory of those we have lost to the pandemic.

Annual Meeting of Stockholders.

Our 2022 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, June 9, 2022, at 10:00 a.m. Mountain Time. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting and provide details on attending the virtual meeting.

In closing, we would like to say a special thank you to our stockholders. We recognize and greatly appreciate the trust and confidence you have placed in us. We will continue to represent your interests.

Very truly yours,

Javier J. Rodriguez	Pamela M. Arway
Director and Chief Executive Officer	Chair of the Board

Notice of 2022 Annual Meeting of Stockholders
The 2022 Annual Meeting of the Stockholders (the "Annual Meeting") of DaVita Inc., a Delaware corporation, will be a virtual-only meeting to be held as a live audio webcast over the Internet at www.virtualshareholdermeeting.com/DVA2022 on Thursday, June 9, 2022 at 10:00 a.m. Mountain Time, for the following purposes, which are further described in the accompanying Proxy Statement:
–To vote upon the election of the nine director nominees, identified in the accompanying Proxy Statement, to the Board of Directors, each to serve until the Company's 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
–To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022;
–To approve, on an advisory basis, the compensation of our named executive officers;
–To consider and vote upon a stockholder proposal regarding political contributions disclosure, if properly presented at the Annual Meeting; and
–To transact such other business as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please vote promptly. Information on voting deadlines and voting methods are set out in the Proxy Statement under the heading "How to Vote."
Stockholders of record as of the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting. We will make a list of stockholders entitled to vote at the Annual Meeting available electronically on the virtual meeting website during the Annual Meeting. In addition, during the ten days prior to the Annual Meeting, you may contact Investor Relations at 1-888-484-7505 to request the list of stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON JUNE 9, 2022:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
April 25, 2022

Other Matters	81
Appendix A	82

Proxy Statement Summary
This Proxy Statement summary highlights information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement before voting. Capitalized terms not otherwise defined in this section are defined later in this Proxy Statement.

Meeting Agenda and Voting Matters
Stockholders will be asked to vote on the following matters at the DaVita Inc. (the "Company" or "DaVita") 2022 Annual Meeting of Stockholders (the "Annual Meeting"):

Items of Business	Board Recommendation	Where to Find More Information
Election of Nine Director Nominees Identified in this Proxy Statement	"FOR" all nominees	Pages 4-8
Ratification of KPMG LLP as our Independent Registered Public Accounting Firm for 2022	"FOR"	Page 24
Advisory Vote to Approve Executive Compensation	"FOR"	Page 25
Stockholder Proposal Regarding Political Contributions Disclosure	"AGAINST"	Pages 26-29

Our Board and Governance
The following sets forth a summary of information about our current Board of Directors (our "Board"), director nominees, and corporate governance program. See "— Biographies of our Director Nominees" for additional information about our director nominees, and "—Corporate Governance" for additional information about our corporate governance program.

Independent, Female Board Chair	All Four of Our Current Committee Chairs are Diverse*
Pamela Arway Independent Board Chair	Barbara Desoer Chair, Compensation Committee	Paul Diaz Chair, Compliance & Quality Committee	Paula Price Chair, Audit Committee	Phyllis Yale Chair, Nominating & Governance Committee

*As of April 25, 2022

Board and Director Nominee Snapshot

33% of director nominees added in last 3 years	~96% average overall attendance by director nominees at Board and Committee meetings in 2021	29 total Board and Committee meetings in 2021	7 out of 9 director nominees are independent*

*Under NYSE Independence Standards
Director Nominees

10+ years
6-10 years
0-5 years
Average Tenure
9.0
years

*Director Nominees Diversity and Tenure calculations are as of April 25, 2022.

2021 Stockholder Outreach

Engaging with investors to solicit feedback on matters of interest to them is fundamental to our commitment to good governance. Since our 2021 Annual Meeting, we continued our robust year-round stockholder engagement efforts and met with investors representing approximately 53% of our outstanding shares.[1]

1 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2021.

Environmental, Social and Governance ("ESG")
DaVita has long had a commitment to corporate citizenship and ESG. For more than 16 years, our Trilogy of Care – Caring for Our Patients, Caring for Each Other and Caring for Our World – has been at the heart of what we do.

The responsibility of ESG starts with the Board and permeates throughout the organization. The Nominating and Governance Committee of DaVita’s Board oversees DaVita’s activities, policies and programs related to corporate, environmental and social responsibility. The management ESG Steering Committee provides guidance on strategy and disclosures for our ESG initiatives.

Notice of 2022 Annual Meeting and Proxy Statement	2

DaVita's ESG Areas of Focus

In 2021 we announced a set of goals for 2025, organized around our key focus areas. Many of our 2025 ESG goals are aspirational. For more information on our 2025 ESG goals, visit our Community Care website at www.davita.com/communitycare. Website references throughout this Proxy Statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement.

ESG Five Areas of Focus

–Quality of Care –Patient Experience –Patient Education –Health Equity	–Diversity & Belonging –Teammate Development –The DaVita Way	–Carbon Emissions Reduction –Water & Waste Reduction	–Charitable Giving –Volunteerism	–Compliance, Ethics & Governance –Data Privacy –Supply Chain
2021 Highlights
–More than 30,000 people participated in a Kidney Smart class, a record-setting year of engagement for our kidney disease education program.
–We strive to cultivate "a diverse Village where everyone belongs." As of December 31, 2021, our U.S. teammate population is comprised of 78% women and 55% people of color.
–In June the Prospero II solar farm became operational. With this virtual power purchase agreement, our agreements to purchase energy from wind and solar farms now create as much clean energy annually as the amount of electricity we use in our U.S. operations.
–DaVita and the National Kidney Foundation ("NKF") launched an innovative yearlong pilot aimed at improving health equity in kidney transplantation with a newly-developed program through NKF's The Big Ask: The Big Give platform.
–We are one of 8% of companies in the S&P 500 to have a woman serving as the independent Board Chair,* and as of April 25, 2022, 100% of our Board Committees are led by women or people of color.
*2021 Spencer Stuart U.S. Board Index

Corporate Governance
The general corporate governance framework for the Company is set by its Amended and Restated Bylaws (the "Bylaws"), Corporate Governance Guidelines, the charters for each of the Board’s Committees, the Code of Ethics and the Code of Conduct. Each of these governance documents is available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Proposal 1 Election of Directors
At the Annual Meeting, stockholders will elect nine directors each to serve until the Company's 2023 Annual Meeting of Stockholders (the "2023 Annual Meeting") or until their respective successors are duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
Voting Standard for Director Elections
The Bylaws require that each director be elected by the majority of votes cast by the holders of shares present virtually or represented by proxy and entitled to vote thereon in uncontested elections. In a contested election, directors are elected by a plurality of shares represented virtually or by proxy at any such meeting and entitled to vote thereon. If a nominee for director who served as a director prior to the Annual Meeting is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if so extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast in an uncontested election at the Annual Meeting, the nominee is not elected to the Board. All 2022 director nominees, other than Mr. Hollar, are currently serving on the Board. Mr. Hollar will join the Board effective as of May 6, 2022.
Director Nominees
After a thorough evaluation, and in alignment with the Nominating and Governance Committee's recommendation, the Board has nominated or re-nominated Pamela M. Arway, Charles G. Berg, Barbara J. Desoer, Paul J. Diaz, Jason M. Hollar, Gregory J. Moore, M.D., Ph.D., John M. Nehra, Javier J. Rodriguez and Phyllis R. Yale for election as directors. Paula A. Price is not standing for re-election at the Annual Meeting and will step down as a member of the Board effective as of June 9, 2022. We thank Ms. Price for her service and her many valuable contributions to our Board. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.
None of the director nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee. Seven of the nine director nominees are independent under the New York Stock Exchange ("NYSE") listing standards (the "NYSE Independence Standards"). Please see the section titled “Corporate Governance — Director Independence” below for more information. Each director nominee has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected.
Proxies
Unless a stockholder has made a contrary direction via its proxy, the proxy holders named in the proxy card (the “Company Proxies”) have advised us that at the Annual Meeting they intend to vote the shares covered by the proxies for the election of each of the director nominees named above. If any director nominee is unable or unwilling to serve, the Company Proxies may vote for the election of the substitute nominee that the Board may propose. Proxies may not be voted for more than nine director nominees.

Notice of 2022 Annual Meeting and Proxy Statement	4

Biographies of our Director Nominees
A biography of each director nominee, as of April 25, 2022, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience, is presented below.

Former President of the Japan, Asia-Pacific, Australia Region, American Express International, Inc.
Independent Director Since: 2009
Board Chair Since: 2020
Committee Service: Compensation Committee; Nominating and Governance Committee
Other Public Company Boards:
— The Hershey Company (NYSE: HSY)
— Iron Mountain Inc. (NYSE: IRM)

Pamela M. Arway, 68, served as the President of the Japan, Asia-Pacific, Australia region for American Express International, Inc., a global payment services and travel company from 2005 to 2008. Ms. Arway joined the American Express Company in 1987, and subsequently served in various capacities, including as Chief Executive Officer ("CEO") of American Express Australia Limited from 2004 to 2005 and as Executive Vice President of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s Chairman and CEO. Since May 2010, Ms. Arway has been a member of the Board of Directors of The Hershey Company, a chocolate and confectionery company, and since March 2014, Ms. Arway has been a member of the Board of Directors of Iron Mountain Incorporated, an enterprise information management services company. Ms. Arway brings significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs. With her service as a director on the boards of other large public companies, Ms. Arway also brings significant experience in corporate governance and executive compensation related matters.

President of U.S. Government Business and Senior Advisor, Cigna Corporation Director Since: 2007 Committee Service: Compliance and Quality Committee
Charles G. Berg, 64, has served as President of U.S. Government Business and Senior Advisor for Cigna Corporation (“Cigna”), a global health service company, since January 2022. Prior to Cigna, Mr. Berg served as Executive Chair of DaVita Medical Group ("DMG"), DaVita's former integrated healthcare business, from November 2016 until December 2017. From 2008 to 2013, Mr. Berg served as Executive Chairman of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs. Mr. Berg served as Non-Executive Chairman of the Board of Directors of WellCare from January 2011 until his retirement in May 2013. From January 2007 to April 2009, Mr. Berg was a Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions, including Executive Vice President - Medical Delivery, President and Chief Operating Officer ("COO") with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider. He was the CEO when Oxford was acquired by UnitedHealth Group. He then became an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg also currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

Former Chief Executive Officer, Citibank, N.A. Independent Director Since: 2015 Committee Service: Compensation Committee, Chair; Audit Committee Other Public Company Boards: — Citigroup Inc. (NYSE: C)
Barbara J. Desoer, 69, served as the CEO and a member of the Board of Directors of Citibank, N.A., a wholly owned subsidiary of Citigroup, Inc., a diversified global financial services company, both positions she held from April 2014 through April 2019, and COO of Citibank, N.A. from October 2013 to April 2014. Prior to Citibank, N.A., Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as President, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer served as a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America, and President, Consumer Products. Since April 2019, Ms. Desoer has served as Chair of Citibank, N.A. and as a director of Citigroup, Inc. She serves on the Board of Visitors at the University of California at Berkeley and on the Advisory Board of InStride. Ms. Desoer also has served on the board of directors of various non-profit and privately held corporations. Ms. Desoer is an experienced business leader with extensive management and international experience, and brings a deep understanding of regulated businesses.

President and Chief Executive Officer, Myriad Genetics, Inc.
Independent Director Since: 2007

Committee Service: Compliance and Quality Committee, Chair; Compensation Committee
Other Public Company Boards:
— Myriad Genetics, Inc. (NASDAQ: MYGN)

Paul J. Diaz, 60, has served as the President, CEO and member of the Board of Directors for Myriad Genetics, Inc., a molecular diagnostic company since August 2020. From September 2017 to August 2020, Mr. Diaz was a Partner at Cressey & Company LP ("Cressey"), a private equity firm focused exclusively on investing in and building healthcare businesses, and currently serves as a Partner Emeritus and a member of its Distinguished Executive Council. Since August 2014, Mr. Diaz has served as a Partner at Guidon Partners LP, a private investment partnership. He served as Executive Vice Chairman of Kindred Healthcare, Inc. (“Kindred”), a post-acute provider in the United States, which includes transitional care and rehabilitation hospitals, sub-acute units, and home healthcare and hospice agencies, from March 2015 to March 2016, CEO from January 2004 to March 2015, President from January 2002 to May 2012 and COO from January 2002 to December 2003. Prior to joining Kindred, Mr. Diaz was the Managing Member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities, including as Executive Vice President and COO, with Mariner Health Group, Inc., a national provider of long-term care facilities, rehabilitation services and institutional pharmacies. Mr. Diaz serves on the Board of Trustees of Johns Hopkins Medicine. Mr. Diaz formerly served on the Board of Directors of PharMerica Corporation, Kindred, the Federation of American Hospitals and the Bloomberg School of Public Health at John Hopkins University. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings a deep understanding of the operational, financial and regulatory aspects of our industry and business.

Notice of 2022 Annual Meeting and Proxy Statement	6

Chief Financial Officer, Cardinal Health, Inc. Independent Director Since: 2022* Committee Service: Audit Committee* *Effective May 6, 2022
Jason M. Hollar, 49, has served as the Chief Financial Officer for Cardinal Health, Inc. ("Cardinal"), a global integrated healthcare services and products company, since May 2020, where he leads financial activities across the enterprise including financial strategy, capital deployment, treasury, tax, investor relations, accounting and reporting. Prior to Cardinal, from June 2018 until May 2020, Mr. Hollar served as Executive Vice President and Chief Financial Officer of Tenneco Inc. ("Tenneco"), a global automotive products and services company, where he was responsible for financial planning and analysis, accounting and reporting, tax, treasury and investor relations for the company. At Tenneco, Mr. Hollar also served as Senior Vice President, Finance from June 2017 to June 2018. From October 2016 to June 2017, Mr. Hollar served as the Chief Financial Officer of Sears Holding Corporation ("Sears"), a holding company for large consumer retailers across the U.S., and as Senior Vice President, Finance from October 2014 to October 2016. Sears filed for Chapter 11 bankruptcy in October 2018. Mr. Hollar is an experienced finance leader who brings to the Board more than 25 years of financial and operational experience spanning the healthcare, transportation, manufacturing and retail sectors.

Corporate Vice President, Microsoft Independent Director Since: 2021 Committee Service: Compliance and Quality Committee; Nominating and Governance Committee
Gregory J. Moore, M.D., Ph.D., 57, has served as Corporate Vice President for Microsoft Corporation ("Microsoft"), a multinational technology company that produces computer software, cloud computing services, personal computers and electronics, and other related services, since 2019, where he leads their health and life sciences research and product development portfolio. Prior to Microsoft, Dr. Moore served as Vice President of Google Inc., a multinational technology company that specializes in Internet-related products and services, from 2016 to 2019, and was the founder and leader of Google Cloud Healthcare and Life Sciences globally. Dr. Moore is an engineer, practicing physician, and experienced educator. He is board certified in Diagnostic Radiology, Neuroradiology and Clinical Informatics. Prior to his leadership roles at Microsoft and Google, Dr. Moore served as the Chief Emerging Technology and Informatics Officer at Geisinger Health System, a regional healthcare provider, where he was also Director of the Institute of Advanced Application. His prior academic and clinical appointments include Stanford University School of Medicine, Penn State University College of Medicine, and Wayne State University School of Medicine. From 2019 until its merger with Baxter International Inc. in 2021, Dr. Moore was a member of the Board of Directors of Hill-Rom Holdings, Inc., a medical technology provider. Dr. Moore brings to the Board substantial experience in the medical field and has a unique perspective, having also worked in the high technology sector for the last several years.

Former General Partner, New Enterprise Associates
Independent Director Since: 2000

Committee Service: Audit Committee; Compensation Committee; Nominating and Governance Committee
Other Public Company Boards:
–CVRx, Inc. (NASDAQ: CVRX)

John M. Nehra, 73, was, from 1989 until his retirement in August 2014, affiliated with New Enterprise Associates (“NEA”), a venture capital firm, including, from 1993 until his retirement, as General Partner of several of its affiliated venture capital limited partnerships. After his retirement in August 2014, Mr. Nehra remained a retired Special Partner with NEA and continued serving on the board of directors of a number of NEA’s portfolio companies. Mr. Nehra also served as Managing General Partner of Catalyst Ventures, an affiliate of NEA, from 1989 to 2013. Since 2021, Mr. Nehra has served as a member of the Board of CVRx, Inc., a commercial-stage medical device company. Mr. Nehra is an experienced business leader with approximately 45 years of experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his nearly 22 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

Chief Executive Officer, DaVita Inc. Director Since: 2019 Other Public Company Boards: –Gilead Sciences, Inc. (NASDAQ: GILD)
Javier J. Rodriguez, 51, has served as our CEO since June 2019. From March 2014 until June 2019, he served as the CEO of DaVita Kidney Care. Since joining the Company in 1998, Mr. Rodriguez has served in a number of different capacities. From February 2012 to March 2014, he served as our President. From April 2006 through February 2012, he served as our Senior Vice President. Before that, from 2000 to 2006 he served as a Vice President of Operations and Payor Contracting. Mr. Rodriguez joined the Company in 1998 as a Director of Value Management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as Director of Operations for CBS Marketing Inc. in Mexico City. Since June 2020, Mr. Rodriguez has been a member of the Board of Directors of Gilead Sciences, Inc., a research-based pharmaceutical company. Mr. Rodriguez provides extensive knowledge of our industry, business, regulatory environment and operations as well as significant executive leadership and management experience.

Advisory Partner, Bain & Company, Inc.
Independent Director Since: 2016

Committee Service: Nominating and Governance Committee, Chair; Compliance and Quality Committee

Other Public Company Boards:
—Bristol-Myers Squibb Company (NYSE: BMY)

Phyllis R. Yale, 64, has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a Partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and since November 2019 has served as a member of the Board of Directors of Bristol-Myers Squibb Company, a global biopharmaceutical company. Ms. Yale previously served as Chair of the Board of Directors of Kindred and Chair of Blue Cross Blue Shield of Massachusetts. Ms. Yale has a deep knowledge base in the U.S. healthcare sector and has experience in many aspects of the healthcare industry, including corporate strategies, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the named director nominees.

Notice of 2022 Annual Meeting and Proxy Statement	8

Corporate Governance Highlights
The Board believes that strong corporate governance is key to long-term stockholder interests. The Board monitors evolving governance standards and regularly seeks stockholder feedback on these topics. Some key features of the Company’s program include:

✓	Annual election of all directors.
✓
Proxy access. Our Bylaws permit qualifying stockholders or groups of qualifying stockholders who have continuously owned at least 3% of the Company’s common stock ("Common Stock") for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances.

✓
Robust year-round stockholder engagement, including regular engagement with independent directors. We maintain a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing, meaningful dialogue on corporate governance, executive compensation and social responsibility matters, as well as other items of interest to our stockholders. Throughout 2021, management (and in some cases, certain independent members of the Board) met with stockholders representing approximately 53% of the Company's outstanding shares.

✓	Stockholder right to call special meetings of stockholders at 10% ownership threshold.
✓	No stockholder rights plan/poison pill.
✓	Robust Code of Conduct. DaVita is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct.
✓
Independent non-executive chair. Pamela Arway has served as the Company’s independent Board Chair since June 1, 2020, putting DaVita among 8% of S&P 500 companies with a female, independent director serving in such a role.[1]

✓	Independent advisors. Each Board Committee has the authority to retain independent advisors.
✓	Majority vote standard in uncontested elections.
✓	Robust stock ownership guidelines for senior executives and directors that link the interests of management and the Board with those of stockholders.
✓	Commitment to corporate social responsibility practices.
✓	Significant risk oversight practices.
✓
Robust Board oversight over the Company's political and lobbying expenditures. In 2021, the Board approved changes to the Company's Policy Relating to Political and Lobbying Expenditures to further enhance disclosure of the Board's oversight over the Company's political spending initiatives. In addition, the Company published its first semi-annual reports in July 2021 and January 2022, which include significant disclosure enhancements with respect to the Company's political and lobbying expenditures.

1 2021 Spencer Stuart U.S. Board Index

Selection of Directors
The Nominating and Governance Committee, in coordination with the Board, identifies, evaluates and recommends candidates to fill Board vacancies or to stand for election to the Board by the Company’s stockholders.
The Nominating and Governance Committee considers a number of factors and assesses the overall mix of qualifications, individual characteristics, experience level, and diverse perspectives and skills that are beneficial to our Company. The Nominating and Governance Committee also seeks to ensure an appropriate mix of tenures of the directors, taking into account the benefits of having longer tenured directors in providing greater Board stability and ensuring continuity, as well as the benefits of having shorter tenured directors who can provide fresh perspectives and viewpoints.
Board Diversity
Our Board values diversity, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise. We believe that a Board that collectively reflects a diversity of background, thought and experience enhances the Board's effectiveness. Pamela Arway has served as the Company’s independent Board Chair since June 1, 2020, putting DaVita among 8% of S&P 500 companies with a female, independent director serving in such a role.1

In 2021, the Board codified a formal Board diversity policy (“Diversity Policy”) within the Company’s Corporate Governance Guidelines to support its endeavors to maintain a diverse Board representing a range of experiences in areas that are relevant to the Company’s strategy and business. Consistent with the Diversity Policy, and in conjunction with the Board selection and nomination process, the Nominating and Governance Committee considers the overall mix of qualifications, individual characteristics, experience levels, types of experience, including both industry and subject matter expertise, and diversity of gender, race and ethnicity, nationality, country of origin or cultural background as well as perspectives and skills that it believes would be most beneficial to the Company. Pursuant to the Company's Corporate Governance Guidelines, if, at any point, the combined gender and ethnic/racial diversity of the Board falls below 50%, then at least two of the director nominee candidates considered by the Nominating and Governance Committee to fill any newly created director position or director vacancy shall be members of an under-represented group.

The Nominating and Governance Committee assesses the effectiveness of the Diversity Policy annually by, among other things, evaluating the diversity of the candidates presented to them compared to the total number of candidates presented, as well as whether an open Board position is in fact filled with a diverse candidate. The slate of director nominees is comprised of three female directors and two Hispanic directors, making 56% of our director nominees diverse based on gender and/or ethnicity. In addition, the Chair of our Board and, as of April 25, 2022, the Chairs of each Board Committee, are diverse directors.
1 2021 Spencer Stuart U.S. Board Index
Director Nominees

*Director Nominees Diversity and Tenure calculations are as of April 25, 2022.

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Corporate Governance

Independent, Female Board Chair	All Four of Our Current Committee Chairs are Diverse*
Pamela Arway Independent Board Chair	Barbara Desoer Chair, Compensation Committee	Paul Diaz Chair, Compliance & Quality Committee	Paula Price Chair, Audit Committee	Phyllis Yale Chair, Nominating & Governance Committee

*As of April 25, 2022
Stockholder Director Recommendations
The Nominating and Governance Committee will consider director candidates recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such candidates at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The Nominating and Governance Committee will evaluate candidates based on the same criteria described above, regardless of whether the candidate was recommended by the Company or a stockholder.
Director Nominees
The Nominating and Governance Committee has recommended the nine director nominees standing for election or re-election. Dr. Moore, who was appointed as a member of the Board in September 2021, and Mr. Hollar, who was appointed as a member of the Board effective May 2022, respectively, were each recommended to the Nominating and Governance Committee by a third-party executive search firm.
We believe that our director nominees collectively possess a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction. The following chart summarizes some of the competencies represented by the director nominees as of April 25, 2022. The details of each director nominee's competencies are included in each director's profile under the section titled "— Biographies of our Board Nominees."

Strategic Initiatives / M&A					8

Risk Management				7

Finance / Capital Allocation				7

Technology / Digital Transformation / Cybersecurity		3

Government / Regulatory / Public Policy			6

Public Company CEO	2

Human Capital Management / Compensation				7

Healthcare Provider / Physician			6

Healthcare Payor		3

Healthcare Investing / Venture Capital				7

Home Care / Integrated Care			6

Public Company Corporate Governance						9

Annual Board and Committee Evaluations
The Board is committed to continuous improvement and annual self-evaluations are an important tool to that end. Our Board and Committee evaluation process includes both written questionnaires and live interviews with directors on a rotating cycle, an overview of which is set forth below.

Rotating cycle with anonymous written evaluations each year and live interviews with each director every other year, which includes individual director evaluations

Process is overseen by the Nominating and Governance Committee

Directors provide feedback regarding performance and effectiveness
The Board reviews the results in executive session The Chair of the Board speaks with each director for one-on-one discussion, as appropriate

Follow-up items are addressed at subsequent Board or Committee meetings, as appropriate, and Committee actions are reported back to the full Board

The Nominating and Governance Committee considers the effectiveness of the self-evaluation process on an annual basis

Director Independence
Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE Independence Standards. To qualify as independent under the NYSE Independence Standards, the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In 2021, the Board approved enhancements to the Company's Corporate Governance Guidelines, one of which requires that at least two-thirds of the members of the Board satisfy the NYSE Independence Standards and certain additional independence standards discussed in detail below and included in the Company's Corporate Governance Guidelines (the "Additional Independence Standards").
The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis as needed to consider changes in employment, relationships and other factors. The Board evaluates the nature of any executive officer’s or director’s personal investment interest in director-affiliated entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director-affiliated entities, any special arrangements or relationships between the parties that would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.

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Corporate Governance
Under the NYSE Independence Standards, a director is also deemed not independent if the director is or has been employed by the Company within the last three years or if the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees. Under our Additional Independence Standards, a director is deemed not independent if (i) within the last four calendar years, (a) the director was an employee of the Company or one of its wholly-owned subsidiaries or (b) an immediate family member of the director was an executive officer of the Company, (ii) the director, during the current calendar year or any of the three immediately preceding years has been paid by the Company more than $120,000 in compensation for services, other than for services rendered as a director, or (iii) the director is employed as an executive officer of another public company on whose board of directors any of the Company’s current executive officers serve.

The Board has determined that all of the director nominees, other than Messrs. Rodriguez and Berg, as well as each other individual who served as a director at any time during 2021, are independent under the NYSE Independence Standards and under our Additional Independence Standards.

In making its determination, the Board considered the Company’s commercial relationship with an affiliate of PurFoods, LLC (“PurFoods”), a private company sponsored by Cressey. Mr. Diaz serves as a director of PurFoods and Partner Emeritus of Cressey. The Board also considered the Company’s commercial relationship with Cardinal, where Mr. Hollar serves as Chief Financial Officer. After consideration of all relevant factors, the Board determined that the Company’s commercial relationships with each of PurFoods and Cardinal did not present a conflict of interest and did not compromise the respective independence of Mr. Diaz or Mr. Hollar.
Mr. Berg was employed by the Company from November 1, 2016 through December 15, 2017, and in 2019, received a one-time cash payment upon the closing of the sale of the Company's DMG business. Although Mr. Berg has not been employed by the Company within the last three years, he is not currently deemed independent under the NYSE Independence Standards or the Additional Independence Standards because of the one-time payment.
Mr. Rodriguez is not deemed independent under the NYSE Independence Standards or the Additional Independence Standards because he is employed as the Company's CEO.
Change in Status
Our Corporate Governance Guidelines require the Board to evaluate the appropriateness of a director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board. In such event, the Corporate Governance Guidelines provide that the impacted director shall promptly tender his or her resignation to the Board Chair for consideration by the other members of the Board. The members of the Board, excluding the impacted director, will determine whether such director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, the Corporate Governance Guidelines provide that prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the Board Chair, so that the remaining members of the Board may evaluate any potential conflicts of interest.

Leadership Structure and Meetings of Independent Directors
Effective June 1, 2020, the Board appointed Pamela M. Arway, an independent director and member of the Board since May 2009, to serve as the independent Board Chair. The Board believes that Ms. Arway’s breadth of experience and depth of knowledge gained during her career and her tenure on our Board are highly beneficial to the Board Chair role.
As the Board Chair, Ms. Arway:
–Serves as the liaison between management and the independent directors
–Approves meeting agendas and schedules for the Board
–Presides at all meetings of the Board, including executive sessions of independent directors
–Facilitates discussions outside of scheduled Board meetings among the independent directors on key issues, as appropriate
–May call meetings of the Board and the independent directors and, if requested by major stockholders, makes herself available for consultation and direct communication with them, as appropriate
–Oversees the function of our Board Committees, each of which has an independent Chair
The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and facilitates an objective evaluation of management’s performance relative to compensation. The independent directors evaluate the Board’s leadership structure, typically on an annual basis.

Succession Planning
Management
The Board oversees management succession planning and the development of executive talent. The Board believes that management succession planning should be done in consultation with the CEO and that the full Board should have oversight of the succession planning process.
As part of this process, the CEO provides the Board with recommendations for potential successors for the position of CEO and other key senior management positions, and reviews development plans for such candidates with the Board. The Board engages directly with potential succession candidates and regularly reviews short- and long-term as well as emergency succession plans for the CEO and other senior management positions.
Board
The Board also regularly considers its own composition, succession plans and refreshment efforts as part of the annual Board evaluation process. When considering director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, the current and expected needs of the Board and the Company in light of the overall composition of the Board towards achieving a balance of the skills, experience, diversity and tenure that are viewed to be essential to the Board’s oversight role.
Our Corporate Governance Guidelines include a mandatory retirement age whereby a director who has reached the age of 75 shall not be re-nominated to our Board at the next Annual Meeting of Stockholders; however, the Nominating and Governance Committee may recommend, and the Board may approve, the nomination for re-election of a director at or after the age of 75, if, in light of all the circumstances, the Board determines it to be in the best interests of the Company and its stockholders. In 2021, the Board also approved an enhancement to the Company’s Corporate Governance Guidelines to support Board refreshment, which requires that the average tenure of independent directors, as determined in accordance with the NYSE Independence Standards, shall be no longer than 12 years.

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Corporate Governance

Environmental, Social and Governance Approach
We strive to be a community first and a company second, which is underscored by our deep rooted commitment to our environmental, social and governance (“ESG”) practices. Our ESG focus areas include how we care for our patients; how we support our teammates to grow and thrive in a workplace where everyone belongs; and how we engage with our local communities and promote environmental stewardship.
ESG Governance: The Nominating and Governance Committee oversees DaVita’s activities, policies and programs related to corporate, environmental and social responsibility. Our management ESG Steering Committee regularly reports to the Nominating and Governance Committee and also gives the full Board an ESG report on no less than an annual basis.
ESG Issues and Stakeholder Engagement: Based on feedback from key stakeholders and the metrics recommended by the Sustainability Accounting Standards Board ("SASB") for healthcare service providers, we have identified our key ESG issues and five focus areas:

–Quality of Care –Patient Experience –Patient Education –Health Equity	–Diversity & Belonging –Teammate Development –The DaVita Way	–Carbon Emissions Reduction –Water & Waste Reduction	–Charitable Giving –Volunteerism	–Compliance, Ethics & Governance –Data Privacy –Supply Chain
2025 ESG Goals: In 2021, we announced our goals in each of our five ESG focus areas for 2025, many of which are aspirational. The goals represent our ongoing commitment to meaningfully advance corporate citizenship initiatives. In the process of setting these goals, we worked with key stakeholders across the Company to determine objective metrics, leveraging external reporting frameworks, such as SASB, and science-based goals when possible. While we recognize that it may be difficult to achieve some of these goals during the aspirational timeframe, we believe there is value in striving for these goals. An update on our goal progress will be available this spring on our Community Care website at www.davita.com/communitycare.

External Recognition in 2021
–Dow Jones Sustainability Index: DaVita was recognized by the Dow Jones Sustainability World Index for its corporate responsibility initiatives and performance in regards to ESG practices. DaVita's score was in the top 5% in the Health Care Providers and Services category.
–CDP: DaVita discloses its Climate Change and Water Security impact(s) through CDP, a global non-profit that runs the world's leading environmental disclosure platform. DaVita's climate change score of "B" is above average for the health care services industry and for all sectors.
–Black EOE Journal: The Black EOE Journal ("BEOEJ") included DaVita in its list of 2021 Top Diversity Employers. BEOEJ is one of the nation's fastest-growing magazines, promoting the advancement of African Americans in all aspects of business and employment to ensure equal opportunity.
–MLT Black Equity at Work Certification: MLT Black Equity at Work Certification provides the roadmap and the recognition necessary to enable and encourage employers across America to pursue Black equity with the same rigor and results orientation as their pursuit of earnings and other key priorities. DaVita achieved "Plan Approved" status in 2021 and qualifies to receive certification in 2022.

2021 ESG Achievements

~217,000 COVID-19 vaccines and boosters administered to the dialysis community
~15% of DaVita patients in the U.S. received convenient home dialysis treatments
7,500+ DaVita patients received a kidney transplant
30,000+ people participated in a Kidney Smart class, a record-setting year of engagement for our kidney disease education program

84% of teammates are engaged based on our 2021 survey
Our overall U.S. teammate population is comprised of 78% women, 55% people of color
84% of teammates feel a sense of belonging within DaVita based on our 2021 survey
12,500+ teammates participated in a DaVita University professional development course

Our 2025 climate targets were approved by the Science Based Targets initiative
Our virtual power purchase agreements now produce enough renewable energy to power 100% of our U.S. operations
750+ clinics received energy efficient upgrades with LED lighting or building management systems

We launched a year-long pilot with the National Kidney Foundation’s The Big Ask: The Big Give platform to help improve health equity in transplantation
37,000+ adults were educated on how to thrive with Type 2 diabetes through our support for the American Diabetes Association
$15 million deposited to HOPE Credit Union, which provides banking services and loans to underserved communities

We are one of 8% of companies in the S&P 500 to have a woman serving as the independent Board Chair,[1] and as of April 25, 2022, 100% of our Board Committees are led by women or people of color
99.7% of U.S. teammates and directors completed annual compliance training in 2021
Our 2021 Community Care ESG report is available at www.davita.com/communitycare.
1 2021 Spencer Stuart U.S. Board Index

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Corporate Governance

Ongoing Stockholder Outreach

The Company values each of its stockholders and their perspectives, and we regularly interact with our investors on a variety of matters. In particular, our ESG, corporate governance and compensation practices are informed by ongoing dialogue with our stockholders. Our Board and management take a long-term view toward stockholder engagement, and as a result, we have maintained a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing engagement.
Our Year-Round Stockholder Engagement Program

JULY - SEPTEMBER	OCTOBER - JANUARY
–Review and summarize feedback from prior annual stockholder meeting and determine next steps. –Prioritize post-annual meeting investor engagement focus areas
–Conduct meetings with our largest stockholders to inform reviews of our corporate governance, executive compensation and corporate responsibility and sustainability initiatives

–Share feedback with members of the Board for discussion and consideration

MAY - JUNE	FEBRUARY - APRIL
–Ahead of annual stockholder meeting, conduct engagement with investors to answer any questions and obtain stockholder feedback on proxy matters –Conduct annual stockholder meeting	–Consider feedback from engagement in designing executive compensation program, annual meeting planning and enhancing practices and disclosures
2021 Stockholder Engagement
Following our 2021 Annual Meeting of Stockholders, we continued with our robust year-round engagement efforts to solicit feedback from stockholders. Among other things, we discussed our executive compensation program, key corporate governance related matters, corporate social responsibility and sustainability initiatives, disclosure considerations related to political contributions, and our ongoing response to the COVID-19 pandemic. The meetings included some combination of our independent Board Chair, Pamela Arway; Chair of the Compensation Committee, Barbara Desoer; Chief Legal and Public Affairs Officer ("CLO"); Vice President, Investor Relations; Corporate Secretary; and a direct report of the Chief Financial Officer and Treasurer ("CFO") who oversees certain aspects of the executive compensation program. Since our 2021 Annual Meeting of Stockholders, we have reached out to stockholders representing approximately 68% of shares of Common Stock outstanding. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. We had individual calls with stockholders representing approximately 53% of shares of Common Stock outstanding. Mses. Arway and Desoer participated in calls with stockholders representing approximately 50% of our shares of Common Stock outstanding.1
1 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2021.

Outreach	Engagement	Board Participation

Key Items Discussed With Stockholders in 2021-2022

Corporate Governance	Executive Compensation	Corporate Responsibility
Board Leadership and Succession Planning	Pay-for-Performance and Long-Term Incentive Compensation	Political Spending Disclosure
Board Tenure and Refreshment	CEO Compensation	Workforce Development and Diversity
Board Diversity	Impact of COVID-19	Environmental Sustainability

Communications with the Board
Any interested party who desires to contact the Board Chair may do so by sending an email to independentchair@davita.com. In addition, any interested party who desires to contact the Board or any member(s) of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member(s) unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders Attendance
We do not have a policy requiring that directors attend the Annual Meeting of Stockholders. Our CEO and director, Mr. Rodriguez, was in attendance at the 2021 Annual Meeting, which was held virtually.

Information Regarding the Board and its Committees
The Board has established the following Committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Compliance and Quality Committee. As required by the NYSE listing standards and U.S. Securities and Exchange Commission ("SEC") rules, all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent in accordance with the NYSE Independence Standards. A majority of the members of the Compliance and Quality Committee are independent in accordance with the NYSE Independence Standards.

The Board met eight times during 2021. On average, our incumbent directors attended approximately 96% of all meetings of the Board and Board Committees on which they served, and all of our incumbent directors attended at least 75% of the total meetings of the Board and Board Committees on which they served that were held during the time they were a director in 2021.

Committees of the Board
The following chart sets out our current Board Committees and membership, and describes certain key functions of each committee of our Board. The charter for each of our committees is available on the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

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Corporate Governance

Principal Functions of the Committee
Audit Committee* Paula A. Price, Chair Barbara J. Desoer Jason M. Hollar John M. Nehra Meetings in 2021: 9
–Monitors and oversees the quality and integrity of our consolidated financial statements and related footnotes and other related disclosures
–Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as the performance of our internal audit function
–Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services, including related fees, audit-related services, and all other services in accordance with our pre-approval policy and rules and regulations promulgated by the SEC
–Together with the Compliance and Quality Committee, assists the Board with oversight of compliance with legal and regulatory requirements
–Oversees the effectiveness of our disclosure controls and procedures and compliance with ethical standards
–Oversees our policies and programs with respect to enterprise risk assessment and enterprise risk management, including the risks related to privacy and data security (including, for the avoidance of doubt, cybersecurity)
–Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board
–Prepares the Audit Committee report required to be included in our Annual Report on Form 10-K or Proxy Statement
–Considers related party transactions for approval or ratification, or recommends such approval or ratification by the disinterested members of the Board
–Periodically reviews and discusses with management the Company’s emergency preparedness and disaster recovery plans and capabilities

All members of the Audit Committee are “independent” under the NYSE Independence Standards and “financially literate” under the listing standards of the NYSE. Each of Ms. Price, Mr. Nehra, and Mr. Hollar, who will join the Committee as of May 6, 2022, qualifies as an “audit committee financial expert” within the meaning of SEC rules.

Nominating and Governance Committee Phyllis R. Yale, Chair Pamela M. Arway Gregory M. Moore, M.D., Ph.D. John M. Nehra Meetings in 2021: 4
–Oversees the composition, structure, operation and evaluation of the Board and its committees
–Oversees the process for evaluating the independence, contribution and effectiveness of incumbent Board members
–Oversees procedures for stockholder communications with the Board
–Reviews and makes recommendations to the Board about our governance principles and policies, and monitors compliance with adopted principles and policies
–In coordination with the Board, identifies, evaluates and recommends candidates for nomination, appointment or election to the Board and candidates to fill Board vacancies
–Makes recommendations to the Board regarding the membership and chairs of the committees of the Board
–Reviews the Company’s activities, policies and programs related to environmental, sustainability and governance matters, including corporate environmental and social responsibility matters, with such review to include, among other things, considering the impact of such activities, policies and programs on the Company, its teammates and the communities in which it operates and the Company’s progress related to such activities, policies and programs
–Oversees continuing education of the Board and orientation of new Board members to the Company and its business

All members of the Nominating and Governance Committee are “independent” under the NYSE Independence Standards.

*Effective as of the Annual Meeting date, Ms. Price will step down as a director and as Chair of the Audit Committee. Mr. Nehra will assume the role of Audit Committee Chair effective as of the Annual Meeting date. Effective as of May 6, 2022, Mr. Hollar will join the Audit Committee.

Principal Functions of the Committee
Compensation Committee Barbara J. Desoer, Chair Pamela M. Arway Paul J. Diaz John M. Nehra Meetings in 2021: 4
–Establishes an executive compensation philosophy that is aligned with our long-term interests and those of our stockholders
–Reviews the results of advisory stockholder votes and other stockholder feedback on our executive compensation program and considers whether to make adjustments to our executive compensation policies and practices as a result
–Evaluates and approves compensation plans, programs and policies related to our executive officers
–Annually reviews and approves the goals and objectives and summary performance of our executive officers other than the CEO, and makes compensation decisions that are aligned with the performance of each executive officer
–Annually reviews and approves the annual and long-term corporate goals and objectives applicable to compensation for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves, subject to approval by the independent members of the Board, all elements of our CEO’s total compensation based on this evaluation
–Oversees the administration by the Board of our equity or other incentive award plans, including the stock ownership requirements applicable to our CEO, senior executives and directors
–Oversees the administration by the Board of our non-employee director compensation program to ensure that the Board is compensated in a competitive and fair manner, and that such compensation is aligned with the long-term interests of our stockholders
–Reviews and discusses with management our annual Compensation Discussion and Analysis disclosures to determine whether to recommend to the Board that it be included in our Annual Report on Form 10-K and Proxy Statement
–Has sole authority and discretion to retain or replace its independent compensation consultant, legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors
–Oversees our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters
–Reviews, as appropriate, feedback on the Company’s executive compensation program received through the Company’s stockholder outreach program and the results of any advisory stockholder votes on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such feedback or voting results
–Oversees the Company's assessment of risk related to the Company's compensation plans, programs and policies
–In coordination with the Board, and as a supplement to the Board’s oversight, periodically discusses reports from management regarding the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function
–May form and delegate any responsibilities, including those described above, to a subcommittee of one or more members
All members of the Compensation Committee are (a) "independent" under the NYSE Independence Standards and (b) “nonemployee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Compliance and Quality Committee Paul J. Diaz, Chair Charles G. Berg Gregory J. Moore, M.D., Ph.D. Paula A. Price* Phyllis R. Yale Meetings in 2021: 4
–Reviews and oversees compliance with Federal healthcare regulatory program requirements
–Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews healthcare regulatory compliance risk, and reviews the steps management is taking to monitor, control and report these risk exposures
–Together with the Audit Committee, assists the Board with oversight of enterprise risk management and healthcare, legal, regulatory, and anti-corruption compliance
–Has primary responsibility for oversight of healthcare regulatory compliance requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board
–Meets regularly in executive sessions with our Chief Compliance Officer ("CCO") to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter
–Assists the Board with the general oversight of the Company’s patient safety and clinical quality of care programs and monitors the Company’s performance in this regard
–Reviews clinical quality, safety and clinical services metrics and priorities
–Reviews processes relating to scientific, clinical and regulatory quality performance benchmarks
–Meets regularly in executive session with the Chief Medical Officer to discuss, among other things, the clinical quality of care program and to receive an update on quality activities initiated or completed during the quarter
A majority of the members of the Compliance and Quality Committee are “independent” under the NYSE Independence Standards.

*Effective as of the Annual Meeting date, Ms. Price will step down as a Director and as a member of the Compliance and Quality Committee.

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Corporate Governance

Risk Oversight

Our Board oversees our enterprise-wide approach to risk management with a fundamental belief that the key components of risk management are:
–Identifying potential risks that we face,
–Assessing the likelihood and potential impact of the risks,
–Adopting strategies and controls designed to manage the risks to be within an acceptable level,
–Reporting on a regular basis regarding the assessment and management of the risks, and
–Monitoring these potential risks on a regular basis.

Monitor
Identify
Risk Oversight
Assess
Report
Manage

Our Enterprise Risk Management ("ERM") Committee is comprised of members of senior management who meet on a regular basis to perform these risk management functions. The ERM process extends to a Company-wide effort designed to identify, assess, manage, report and monitor enterprise risks and risk areas.
As part of the ERM process:
–Key leaders across the enterprise are interviewed to identify potential risks and assist with the monitoring of those identified risks;
–The Audit Committee oversees the Company's ERM program, and the Audit Committee and the Board each receive and discuss ERM reports on a regular basis and at least annually;
–The Compliance and Quality Committee oversees the Company's processes to identify and seek to mitigate clinical, legal, and compliance enterprise risks; and
–The Audit Committee and Compliance and Quality Committee each meet regularly with our CLO and CCO in connection with fulfilling these responsibilities.
Privacy, Data and Cyber Security
Privacy, data and cyber security are other specific risk areas that the Audit Committee and Compliance and Quality Committee monitor as part of their oversight responsibilities:
–The Audit Committee reviews and discusses privacy, data and cyber security risk exposures with management, and generally receives reports on these risks quarterly from the ERM team, and the Chief Information Officer ("CIO"), and periodically from the Chief Operating Officer, DaVita Kidney Care ("COO"), or each of their respective designees;
–These reports to the Audit Committee include reports on external and internal audits of information security matters, which are conducted regularly;
–The Company’s Privacy Office creates, updates and implements policies and procedures that are designed to comply with privacy laws and requirements in the countries in which we do business;
–The Privacy Office, with the assistance of Internal Audit and the CIO, also assesses the nature and severity of privacy risks within DaVita and takes steps to help mitigate such risks;
–The Chief Privacy Officer, or the CLO, periodically updates the Audit Committee on the status of the privacy program;
–Internal Audit provides copies of the results of any privacy, data or cyber security audits to the Audit Committee, and reports to the Audit Committee on these results as appropriate; and

–The Company incorporates privacy, data and cyber security topics into its annual compliance training materials that are required for all teammates and new hires.
In addition, the Committees of the Board are structured to oversee other specific risks, as follows:

Board
The Board regularly receives reports from each of its Committees, which provide detail on risk management issues and management's response. The Board discusses the risk exposures, if any, involved in the reports of recommendations of the Committees, as necessary.

Compensation Committee
Oversees our compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below. In coordination with the Board, and as a supplement to the Board’s oversight, the Compensation Committee also helps oversee human capital management, including the Company’s policies and strategies relating to recruiting, retention, career development and progression, teammate engagement, diversity, belonging, employment practices and culture.

Compliance & Quality Committee
Oversees non-financial compliance risk, including that associated with healthcare and anti-corruption-related requirements.

Oversees the Company's compliance programs inclusive of its policies and procedures, training / education, auditing and monitoring, responses to detected deficiencies, enforcement of disciplinary standards and overall culture of compliance.

Oversees development and implementation of practices, policies and procedures designed to optimize quality and safety of care.

Audit Committee
Oversees the financial reporting process, the system of internal control over financial reporting, the audit process and, in coordination with the Compliance and Quality Committee, the Company's process for monitoring compliance with laws and regulations.

Receives reports at each regular meeting from (i) our external auditor on the status of audit activities and findings; (ii) the executive responsible for internal audit (who reports to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings; and (iii) our CLO on matters related to compliance with laws and regulations.

The ERM Committee provides regular reports to the Audit Committee.

Oversees the Company's Code of Ethics, and risks related to privacy, data and cybersecurity.

Nominating & Governance Committee
Oversees the assessment of the Board's composition and structure, and each member of the Board's independence, as well as the effectiveness of our Corporate Governance Guidelines.

Considers the impact on the Company, its teammates and the communities in which it operates of the Company's activities, policies and programs related to corporate environmental and social responsibility.

Notice of 2022 Annual Meeting and Proxy Statement	22

Corporate Governance
Non-Employee Director Share Ownership Policy
Our Share Ownership Policy for non-employee directors is designed to encourage non-employee directors to acquire and maintain a meaningful financial interest in the Company’s Common Stock over time.
Both shares owned directly and the 'in-the-money' value of shares underlying vested but unexercised equity awards are included in the determination of whether established guidelines have been met. We deem the ‘in-the-money’ value of shares underlying vested but unexercised equity awards to be equivalent to shares owned directly for purposes of the Share Ownership Policy because this represents value a non-employee director could monetize but has chosen not to do so, and the value remains entirely at risk. The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) of not less than the lower of:
–25% of the total pretax equity award value realized by the Board member from the time the Board member becomes subject to the policy to date in excess of $100,000; or
–Five times the annual Board cash retainer of $80,000, or $400,000.
Directors who have not achieved their applicable Ownership Threshold are required to retain future acquired shares until the Ownership Threshold is met, subject to certain limited exceptions. As of December 31, 2021, all of our non-employee directors were in compliance with our share ownership policy. See the section titled “Compensation Discussion and Analysis — Share Ownership Requirements” for information regarding the share ownership policy applicable to management.

Code of Ethics and Code of Conduct
We have a Code of Ethics that applies to our CEO, CFO, Chief Accounting Officer ("CAO"), CLO and all professionals involved in the accounting and financial reporting functions. We also have a Code of Conduct that applies to all of our teammates, officers, the Board, physician partners, and third parties conducting business on behalf of the Company. The Code of Ethics and the Code of Conduct are each available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance. If the Company amends or waives the Code of Ethics or the Code of Conduct with respect to our CEO, CFO, CAO, CLO, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.

Insider Trading Policy
We have adopted an Insider Trading Policy applicable to our directors, executive officers and other teammates that prohibits the violation of the U.S. securities laws by transacting in our Common Stock, other Company securities or the securities of other companies while in the possession of material non-public information.
Under our Insider Trading Policy, except in accordance with approved Exchange Act Rule 10b5-1 trading plans, pre-clearance by our CLO is required for equity and certain benefit plan transactions entered into by our executive officers and Board members.
In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other teammates who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed. The Insider Trading Policy also permits the Company to institute additional trading blackout periods or other pre-clearance requirements as deemed appropriate.
Hedging and Pledging
The Insider Trading Policy also restricts certain other lawful conduct that may not be aligned with our stockholders’ best interest. For example, the Insider Trading Policy prohibits hedging transactions for all those subject to the policy, which includes all directors, executive officers and DaVita teammates and restricts pledging transactions by our directors, executive officers and all other teammates at the vice president level and above.

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of KPMG LLP are expected to attend the Annual Meeting virtually and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for fiscal year 2022. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for the unfavorable vote and will reconsider the appointment.
The Audit Committee and the Board recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.
The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2021 and 2020 by KPMG LLP, our independent registered public accounting firm:

	2021	2020
Audit fees[1]	$4,331,130	$4,135,930
Audit-related fees[2]	$622,311	$1,007,650
Tax fees[3]	$1,888,738	$2,668,475
All other fees	—	—
Total	$6,842,179	$7,812,055
1Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.
2Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2021 and 2020 include fees for audits of our employee benefit plans, an audit of a majority-owned entity, other domestic audits not related to the consolidated financial statements and fees for due diligence services relating to potential acquisitions.
3Includes fees for professional services rendered for tax compliance totaling $1,847,161 and $2,366,712 for 2021 and 2020, respectively, with the remainder primarily for technical tax advice.

Pre-approval Policies and Procedures
Under its pre-approval policy, the Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by KPMG LLP, our independent registered public accounting firm, in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all such services in 2021 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Notice of 2022 Annual Meeting and Proxy Statement	24

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with SEC rules, commonly referred to as a “say-on-pay" vote.
Since the first say-on-pay vote of stockholders at our 2011 Annual Meeting of Stockholders, we have held a say-on-pay vote annually. Accordingly, the next following say-on-pay vote will be held at our 2023 Annual Meeting.
We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation program is designed to align the interests of our executives with the long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with strategic, operational and financial objectives that we believe support the creation of long-term stockholder value. See subsection “— Our Executive Compensation Structure” for details.
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.
For the reasons discussed above and as further described in the Compensation Discussion and Analysis, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the sections titled "Compensation Discussion and Analysis," "Executive Compensation — 2021 Summary Compensation Table" and the other related tables and disclosure).”
The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation, as they did following the 2021 Annual Meeting and each Annual Meeting of Stockholders since 2011.
The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this Proxy Statement.

Proposal 4 Stockholder Proposal Regarding Political Contributions Disclosure
We expect the following proposal, sponsored by Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA 19103 and holder of at least $2,000 worth of shares of the Company’s Common Stock, to be presented at the Annual Meeting. The Board has recommended a vote AGAINST this proposal for the reasons set forth following the proposal.
As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear exactly as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Stockholder Proposal and Supporting Statement
DaVita Inc. Political Disclosure Shareholder Proposal
Resolved, that the shareholders of DaVita Inc. ("DaVita" or "Company") hereby request the Company to prepare and semiannually update a report, which shall be presented to the pertinent board of directors committee and posted on the Company's website, disclosing the Company's:
(a) Policies and procedures for making electoral contributions and expenditures (direct and indirect) with corporate funds, including the board's role (if any) in that process; and
(b) Monetary and non-monetary contributions or expenditures that could not be deducted as an "ordinary and necessary" business expense under section 162(e)(1)(B) of the Internal Revenue Code, including (but not limited to) contributions or expenditures on behalf of candidates, parties, and committees and entities organized and operating under section 501(c)(4) of the Internal Revenue Code, as well as the portion of any dues or payments made to any tax-exempt organization (such as a trade association) used for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code.
The report shall be made available within 12 months of the annual meeting and identify all recipients and the amount paid to each recipient from Company funds. This proposal does not encompass lobbying spending.

Supporting Statement
As long-term shareholders of DaVita, we support transparency and accountability in corporate electoral spending. A company's reputation, value, and bottom line can be adversely impacted by election spending without clear transparency and accountability to stakeholders.

The Conference Board's 2021 "Under a Microscope" report details these risks, recommends the process suggested in this proposal, and warns "a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity--and the risks that come with it--into the spotlight.1 Political activity can pose increasingly significant risks for companies, including the perception that political contributions--and other forms of activity--are at odds with core company values."

DaVita discloses a policy on corporate political spending as well as a limited subset of political contributions and has pledged to increase disclosure of certain trade association payments later in 2022. This is deficient because the company does not disclose on its website all direct and indirect corporate-funded election-related spending, particularly payments to 501(c)(4) social welfare organizations.

Publicly available records show DaVita has contributed nearly $142 million in corporate funds since the 2010 election cycle.2
_____________________________
1 https://www.conference-board.org/topics/esg-risks-and-opportunities/Under-a-Microscope-ES
2 http://moneyline.cq.com; https://www.followthemoney.org

Notice of 2022 Annual Meeting and Proxy Statement	26

But information on indirect electoral spending through 501(c)(4) groups cannot be obtained by shareholders unless the Company discloses it. This proposal asks our Company to disclose all of its electoral spending, direct and indirect. This would bring DaVita in line with leading companies including AmerisourceBergen, McKesson Corp., and CVS Health Corp.

Without knowing the recipients of our company's political dollars investors cannot sufficiently assess whether our company's election-related spending aligns with its policies and core values. We urge your support for this critical governance reform.

The Board of Directors' Statement in Opposition of Proposal 4
The Board believes it is necessary and appropriate for the Company to participate in the political process to further the long-term interests of the Company, its patients and its stockholders. The Board supports the proposal’s stated objectives of transparency and accountability, and has significantly enhanced its policies and related public disclosures in recent years to further align with these goals. However, after careful consideration of the proposal, the Board concluded that the additional disclosures described therein would not be an efficient use of resources in light of the Company’s robust existing disclosures (including 2022 enhancements described below), policies and oversight processes, as well as the extensive federal, state and local laws and regulations governing the Company’s political contributions and related disclosures. Further, this is the third consecutive submission by the proponent of a similar proposal, and each time the proponent’s proposal has failed to receive majority support when presented for a vote by Company stockholders. Based on the repeated rejection by DaVita stockholders of these proposals, the Board believes that stockholders deem our current policies and disclosures on this subject to be appropriate. Accordingly, the Board recommends that you vote AGAINST the proposal.

DaVita Has Significantly Enhanced its Policy Related to Political and Lobbying Expenditures and Related Disclosures in Response to Stockholder Feedback

We greatly value the perspective of our stockholders and are proud of our longstanding year-round stockholder engagement program. One of the topics that we have discussed extensively with our stockholders over the years is our approach to political spending disclosures. Since our 2021 Annual Meeting of Stockholders, our Board and management team has continued to solicit stockholder feedback on this topic, reaching out to stockholders representing approximately 68% of the Company’s outstanding shares of Common Stock, and meeting with stockholders (including the proponent) representing approximately 53% of the Company’s outstanding shares of Common Stock, respectively. After consideration of feedback solicited through this process, in 2022 we implemented additional enhancements to our disclosures, including: (i) providing semi-annual tabular disclosures of corporate and DaVita Inc. Political Action Committee (“DaPAC”) contributions to various political parties, candidates and political committees and (ii) accelerating our planned annual disclosure of the non-deductible portion of the Company’s trade association payments of $50,000 or more.

In addition, we began an ongoing dialogue with the proponent when they initially submitted their first proposal to the Company related to political contributions disclosure in connection with the 2020 Annual Meeting of Stockholders to better understand and address the objectives set forth in the proposal. Following our initial engagement with the proponent, in March 2020, the Board approved certain modifications to our Policy Related to Political and Lobbying Expenditures (the “Policy”), including enhanced reporting of the Company’s political spending and related Board and management oversight processes. In addition, in 2021 the Board approved further enhancements to our Policy providing for significantly enhanced public disclosure of political spending on a semi-annual basis (the “Semi-Annual Report”). Our first Semi-Annual Report was posted to our website in July 2021.

After review of these comprehensive enhancements, the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which benchmarks the political disclosure and accountability policies and practices of S&P 500 companies, increased our overall score, which is now above our proxy peer group average.

Our enhanced Board oversight and expanded public disclosures related to political spending and lobbying activities are outlined below.

Our Policy Regarding Political and Lobbying Expenditures
Semi-Annual Reporting:
–Direct links to federal and state disclosure forms reporting corporate and DaPAC contributions to political parties, candidates and political committees
–Itemized tabular disclosures of the above-referenced spending*
–Direct links to federal and state lobbying reports
–A list of the top five trade associations to which DaVita paid funds in the preceding six-month period
–A description of the Company’s position on key policy priorities
–For the top ten political contributions to candidates, political parties, and political committees reported on each Semi-Annual Report, an explanation of the long-term policies of the Company supported by such contributions

Annual Reporting:
–An itemized list of the non-deductible portion of dues and payments made by the Company to trade associations for all trade associations where total dues paid and payments made in the preceding twelve-month period (January 1 to December 31) equaled or exceed $50,000.*

Our Policy also describes our robust Board oversight and reporting processes, including among other things, confirmation that:
–The Government Affairs team reviews the positions of the candidates or organizations to which contributions are proposed to determine whether those positions conflict with the Company’s core values and policies, and reports regularly on these matters to the Board; and

–The Board considers the broader societal and economic implications of the Company’s political spending and oversees the Company’s assessment of any potential risks related to the Company’s political spending.

*New disclosure in 2022

Our Policy, our Semi-Annual Report and our annual reporting disclosures are available at www.davita.com/about/corporate-governance.

The Board and Management Provide Robust Oversight of Political and Lobbying Activities

The Company’s majority independent Board oversees and supervises the implementation of our Policy, as well as the Company’s public policy priorities and advocacy efforts, including lobbying expenditures or activities and political spending, which are conducted solely for promoting the interests of our patients and the Company. The Board receives reports, no less than annually, from senior management on these matters. The Board also receives information relating to the public policy and legislative priorities of the state and federal Government Affairs teams, status of legislation of interest to the Company and our patients, and updates on lobbying and political spending by the Company and DaPAC. The Policy requires that any material breaches of the Policy that are identified by or reported to the Government Affairs team or senior management shall be reported to the Board as soon as practicable.

Conclusion

The Company is committed to being transparent and accountable when participating in the political process. In view of the Company’s existing robust oversight of political and lobbying activities and the extensive political contributions disclosures that the Company already makes, the Board believes that the additional disclosures requested by the proposal are unnecessary and would not provide meaningful incremental value to our stockholders.

Additionally, the Company’s engagement in the political process is comprehensively regulated at the local, state and federal levels and the Company’s political spending is subject to extensive laws and regulations involving detailed disclosure requirements. To the extent the proponent believes that current law requires inadequate disclosure from all participants engaged in the political process, we believe that the local, state, and federal governments are the appropriate recipients of the proponent’s specific positions on political contribution disclosure laws and any reforms they seek. The Company should not be held to a different standard than other groups.

Notice of 2022 Annual Meeting and Proxy Statement	28

Finally, in light of the fact that the Company’s current practices were developed with extensive input from its stockholders, and based on the repeated rejection of similar proposals by stockholders in both 2020 and 2021, the Board believes that stockholders deem our current policies and disclosures on this subject to be appropriate and, consequently, does not support the proposal.

For all of the foregoing reasons, the Board recommends a vote AGAINST Proposal 4.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the ownership of our Common Stock as of March 31, 2022 (except as noted) by (a) all persons known by us to own beneficially more than 5% of our Common Stock, (b) each of our directors and NEOs, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our Common Stock or any arrangement that may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc. 3555 Farnam St. Omaha, NE 68131	36,095,570	37.9%
The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	7,481,018	7.9%
BlackRock, Inc.[4] 55 East 52nd St. New York, NY 10055	5,654,952	5.9%
Directors and Executive Officers:
Javier J. Rodriguez[5]	409,649	*
Joel Ackerman[6]	123,535	*
Michael D. Staffieri[7]	193,332	*
Kathleen A. Waters[8]	87,696	*
James O. Hearty[9]	24,397	*
Pamela M. Arway	19,668	*
Charles G. Berg[10]	25,582	*
Barbara J. Desoer[11]	17,719	*
Paul J. Diaz	13,229	*
Jason M. Hollar	—	—
Gregory J. Moore, M.D., Ph.D.	536	*
John M. Nehra[12]	70,868	*
Paula Price	920	*
Phyllis R. Yale[13]	13,752	*
All directors and executive officers as a group (14 persons)[14]	1,000,883	1.0%
*    Amount represents less than 1% of our Common Stock.
1Unless otherwise set forth in the table above, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
2Based solely on information contained in Amendment No. 8 to Schedule 13D filed with the SEC on February 14, 2022, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filings indicated that, as of February 11, 2022, Mr. Buffett and Berkshire Hathaway Inc. shared voting and dispositive power over 36,095,570 shares of the Company’s Common Stock, which included shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person. The percentage of shares beneficially owned as reported for Mr. Buffett was calculated by the Company as of March 31, 2022, using the total shares outstanding as of that date.
3Based solely upon information contained in Amendment No. 11 to Schedule 13G filed with the SEC on February 9, 2022, as of December 31, 2021, The Vanguard Group has shared voting power with respect to 111,502 shares, sole dispositive power with respect to 7,205,585 shares and shared dispositive power with respect to 275,433 shares. The percentage of shares beneficially owned as reported for The Vanguard Group was calculated by the Company as of March 31, 2022, using the total shares outstanding as of that date.

Notice of 2022 Annual Meeting and Proxy Statement	30

Security Ownership of Certain Beneficial Owners and Management
4Based solely upon information contained in Amendment No. 6 to Schedule 13G filed with the SEC on February 1, 2022, as of December 31, 2021, BlackRock, Inc., an investment advisor, has sole voting power with respect to 4,814,786 shares and sole dispositive power with respect to 5,654,952 shares. The percentage of shares beneficially owned as reported for BlackRock, Inc. was calculated by the Company as of March 31, 2022, using the total shares outstanding as of that date.
5Includes 43,669 restricted stock units and 129,390 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2022, and 70,163 shares issuable upon the exercise of Stock-Settled Appreciation Rights ("SSARs"), which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022. Performance stock units for which actual performance outcomes are not yet known as of March 31, 2022, reflect the shares that may be earned upon achievement of the target performance criterion.
6Includes 20,565 restricted stock units and 46,823 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2022, and 23,307 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
7Includes 39,825 restricted stock units which are scheduled to vest as of or within 60 days after March 31, 2022, and 100,997 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
8Includes 18,746 restricted stock units and 25,257 performance stock units, which are vested or scheduled to vest, in each case, as of or within 60 days after March 31, 2022, and 22,797 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
9Includes 3,485 restricted stock units and 6,624 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2022, and 10,877 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
10Includes 4,468 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
11Includes 5,945 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
12Includes 5,945 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
13Includes 2,966 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.
14Includes 126,290 restricted stock units and 208,094 performance stock units, which are vested or scheduled to vest, in each case, as of or within 60 days after March 31, 2022. Also includes 247,465 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2022, as determined based on the closing price per share of our Common Stock of $113.11 on March 31, 2022.

Information About Our Executive Officers

Information About Our Executive Officers

Javier J. Rodriguez, 51 Chief Executive Officer	Michael D. Staffieri, 48 Chief Operating Officer, DaVita Kidney Care	Joel Ackerman, 56 Chief Financial Officer and Treasurer

John D. Winstel, 51 Chief Accounting Officer	Kathleen A. Waters, 54 Chief Legal and Public Affairs Officer	James O. Hearty, 53 Chief Compliance Officer
Set forth below is a brief description of the business experience of all executive officers other than Mr. Rodriguez, who is also a director nominee and whose business experience is set forth above in the section of this Proxy Statement titled “Biographies of our Director Nominees.”
Michael D. Staffieri became our COO, DaVita Kidney Care, in March 2014. From July 2011 to March 2014, he served as a Senior Vice President, Kidney Care. Mr. Staffieri initially joined us in July 2000 and served in several different roles since that time, including as our Vice President of Operations and New Center Development from March 2008 to July 2011. Prior to joining us, Mr. Staffieri worked as a consultant for Arthur Andersen LLP from 1999 to 2000.
Joel Ackerman became our CFO in February 2017. Effective April 2019, Mr. Ackerman was also appointed to serve as our Treasurer. Prior to joining us, Mr. Ackerman was the CEO and a member of the Board of Directors of Champions Oncology, Inc., a publicly traded company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman is currently the Chairman of the Board of Champions Oncology. Mr. Ackerman served as a Managing Director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for nearly 10 years from January 1999 to September 2008. He served on the Board of Directors at Kindred Healthcare, Inc. from December 2008 to July 2018 and served on the Board of Directors of Coventry Health Care, Inc., a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013. Mr. Ackerman is also Chairman of the Board of One Acre Fund, a not-for-profit organization that focuses on smallholder agriculture, and served more than 1,200,000 subsistence farmers in Africa in 2020.

John D. Winstel became our CAO in February 2020. Prior to joining the Company as Group Vice President, Accounting in October 2019, Mr. Winstel was the Vice President of Finance and Accounting and Corporate Controller at Cooper Tire & Rubber Company (“Cooper”), a publicly traded tire manufacturer, from June 2015 to October 2019. Prior to joining Cooper, Mr. Winstel served from May 2010 to June 2015 as the Senior Vice President of Finance and Global Controller of General Cable Corporation, a then-publicly traded wire and cable manufacturer, and prior to that served in finance and accounting positions at Chiquita Brands International and The Procter & Gamble Company. Mr. Winstel began his career as a certified public accountant with Deloitte & Touche.

Notice of 2022 Annual Meeting and Proxy Statement	32

Information About Our Executive Officers
Kathleen A. Waters became our CLO in May 2016, overseeing all legal and regulatory functions for the enterprise. In February 2021, Ms. Waters became our Chief Legal and Public Affairs Officer as she also took over responsibility for government affairs. Prior to joining the Company, Ms. Waters was Senior Vice President, General Counsel and Secretary of Health Net, Inc., a publicly traded managed care organization, from 2015 to 2016. Prior to Health Net, Inc., Ms. Waters was a Partner in Morgan, Lewis & Bockius LLP’s litigation practice from 2003 to 2015, where she was the co-chair of the healthcare group.
James O. Hearty became our CCO in March 2018. From September 2015 to March 2018, he served as our Senior Vice President and CCO - Kidney Care, and, prior to that, from February 2012 to August 2015, he served as Vice President, Associate General Counsel. Prior to joining us, he was a prosecutor and trial attorney with the U.S. Department of Justice ("DOJ") for 14 years. He started in the Civil Division of the DOJ in Washington D.C. and four years later became an Assistant U.S. Attorney in the U.S. Attorney’s Office for the District of Colorado. Mr. Hearty held several leadership positions at the U.S. Attorney’s Office, including Deputy Chief of the criminal division. Mr. Hearty also serves on the board of Urban Peak, a Denver non-profit that serves homeless youth.
None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Compensation Discussion and Analysis

Notice of 2022 Annual Meeting and Proxy Statement	34

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following NEOs:

NEO	TITLE
Javier J. Rodriguez	Chief Executive Officer
Joel Ackerman	Chief Financial Officer and Treasurer
Michael D. Staffieri	Chief Operating Officer, Kidney Care
Kathleen A. Waters	Chief Legal and Public Affairs Officer
James O. Hearty	Chief Compliance Officer
Overview
Long-Term Performance

Five years ago, we made the decision to sell DMG and by the time the sale had closed in June 2019, we had also refined our business strategy to focus on creating stockholder value by, among other things, taking actions designed to contribute to long-term capital-efficient growth. The following highlights of our performance since 2017 illustrate some of these contributors to long-term capital-efficient growth:
–Growth in our International business from an Operating Loss of $329 million in 2017 ($46 million Adjusted Operating Loss) to an Operating Income of $42 million in 2021 ($42 million Adjusted Operating Income)1
–International operations expansion in Brazil and China and entrance into the United Kingdom and Japan
–Divesting or winding down many of our non-core businesses, namely, DMG, Paladina Health, DaVita Rx, Lifeline and our cardiology business in Germany
–Development of DaVita Ventures Group to make investments in early stage businesses that show promise in improving the quality of care and quality of life for kidney care patients, including investments in innovative transplant care
–Investments in our integrated kidney care ("IKC") programs, with 16,000 patients in risk-based integrated care arrangements and an additional 7,000 patients in other integrated care arrangements at the end of 2021
–Reduction in maintenance and development capital expenditures from continuing operations from $810 million in 2017 to $641 million in 2021
–Net cash provided by continuing operating activities was $1,556 million in 2017 compared to $1,931 million in 2021; free cash flow from continuing operations grew from $668 million in 2017 to $1,133 million in 20211
1 "Adjusted Operating Loss" and "Adjusted Operating Income" are non-GAAP financial measures that represent operating loss and income, respectively, excluding certain items which we do not believe are indicative of our ordinary results of operations. "Free cash flow from continuing operations" is a non-GAAP financial measure that represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology), plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Please see Annex A for a presentation of the most directly comparable GAAP financial measures and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Our capital-efficient growth model has facilitated the return of $7.4 billion of capital to stockholders from 2017 through 2021 in the form of two Dutch Auction tender offers and open market share repurchases over these five years.

2021 Business Highlights

Our 2021 performance demonstrated the resilience of our business strategy, as we performed within or above our initial guidance metrics despite the continued operational challenges presented by the COVID-19 pandemic, as further described below.

With respect to each of the financial metrics under our incentive program, we performed above our Adjusted Diluted Earnings per Share (“EPS”) guidance range; in the top 20% of our Adjusted Operating Income guidance range; and in the top 10% of our Free Cash Flow guidance range. The guidance ranges against which actual results are being compared is the initial guidance range provided to investors in our fourth quarter 2020 earnings release.

The following illustrates some of the Company's key results for 2021.1, 2

1 The graphic contains non-GAAP financial measures. Please see Annex A for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.
2 "Initial Guidance Range" as described above and presented in the graphic refers to selected 2021 guidance measures provided to investors on February 11, 2021 with our earnings results for the year ended December 31, 2020.

ESG goals are also important to our long-term business strategy, as reflected in the 21% weighting of ESG goals in our 2021 Short-Term Incentive Program, as described in "—Short-Term Incentive Program ("STI Program") for 2021" below. With respect to the ESG goals applicable under the 2021 Short-Term Incentive Program, we achieved above target performance with respect to the energy efficiency project goal; target performance with respect to the teammate engagement goal; and below threshold with respect to the home modalities penetration goal, all as further described in "—Short-Term Incentive Program ("STI Program") for 2021—Strategic Objectives."

Our Executive Compensation Structure
Given our emphasis on variable compensation, the Compensation Committee generally limits increases to fixed compensation amounts for our executives and delivers a greater percentage of compensation increases in the form of variable compensation. The following chart illustrates the average allocation of the total direct compensation that our NEOs other than our CEO are eligible to earn, including annual bonus at target, and in the case of the long-term incentives, those that were granted in 2021. As described in more detail in the section titled "CEO Compensation" below, Mr. Rodriguez did not receive a long-term incentive award in 2021 due to a grant of SSARs that he received in 2019 at a base price that was a significant premium to the then-current market price and which was intended to be in lieu of any other equity grants for five years (through 2024), as described in more detail in the section titled "CEO Compensation" below (the "CEO Premium-Priced SSAR Award"). As a result, because the allocation of Mr. Rodriguez's total direct compensation for 2021 did not reflect a typical annual compensation structure, Mr. Rodriguez is excluded from the chart below.

Notice of 2022 Annual Meeting and Proxy Statement	36

We believe it to be in the best interests of our stockholders to have a balanced executive compensation program that includes a blend of fixed and variable compensation, short- and long-term compensation and that emphasizes a pay-for-performance culture. The following table generally summarizes the key elements of our executive compensation program in 2021.

Base Salary	Short-Term Incentive Program	Long-Term Incentive Program*
It is appropriate that some portion of compensation be in a form that is fixed. Base salaries can be adjusted based on individual performance, changes to portfolio of responsibilities and comparative market data.
Performance Measures
Financial (70%): Adjusted Operating Income from Continuing Operations and Free Cash Flow from Continuing Operations

Strategic Objectives (30%): ESG-related factors** (70%) and custom objectives (30%)

		Performance Stock Units ("PSUs")	Restricted Stock Units ("RSUs")	Stock-settled Stock Appreciation Rights ("SSARs")***

		•Performance criteria 75% Adjusted EPS 25% Relative TSR •Payout 0% to 200% of target shares •Vests 50% in three years and 50% in four years	•Vests 50% in three years and 50% in four years	•Vests 50% in three years and 50% in four years
* Not all of our NEOs received all three forms of long-term incentives, as more fully described in the section titled "What We Pay and Why - Long-Term Incentive Program for 2021."
** Home modalities penetration, teammate engagement scores and energy efficiency projects constitute 70% of the strategic objectives, or 21% of the total short-term incentive opportunity. They collectively represent ESG criteria that are priorities for the Company, are evaluated formulaically and are the same for all executive officer participants. Processes, policies and education are in place as guardrails to help support appropriate performance and incentives. For example, modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order. This footnote and policy statement are applicable to all DaVita actions and activities involving home dialysis described in this proxy statement.
*** SSARs only derive value if the stock price of our Common Stock is above the base price (similar to strike price of an option) after vesting and at the time of exercise prior to expiration. The Compensation Committee utilizes SSARs instead of stock options because SSARs are less dilutive to our stockholders than stock options because only shares with a total value equal to the grantee's gain (the difference between the closing stock price of the base shares and their base price) are ultimately issued ("Gain Shares").

Compensation Discussion and Analysis
Summary of Stockholder Engagement
The Compensation Committee seeks to design an executive compensation program that delivers pay-for-performance, while attracting and retaining an accomplished executive team by rewarding them for actions that support the creation of sustainable stockholder value.
An important part of our approach to designing our executive compensation program is the feedback that we receive from our stockholders through regular and extensive engagement. We have found this stockholder feedback to be informative and helpful and, after consideration of such feedback, we have refined our executive compensation program over the years. Most recently, in 2021, we increased the percentage of our equity awards with performance-based vesting conditions from 50% to 60% and incorporated additional quantitative ESG metrics into our Short-Term Incentive Program ("STI Program") related to teammate engagement scores and energy efficiency projects.
Following our 2021 Annual Meeting of Stockholders, we continued with our robust year-round engagement efforts to solicit feedback from stockholders. Among other things, we discussed our executive compensation program, key corporate governance related matters, corporate social responsibility and sustainability initiatives, disclosure considerations related to political contributions, and our ongoing response to the COVID-19 pandemic. The meetings included some combination of our independent Board Chair, Pamela Arway; Chair of the Compensation Committee, Barbara Desoer; CLO; Vice President, Investor Relations; Corporate Secretary; and a direct report of the CFO who oversees certain aspects of the executive compensation program. We reached out to stockholders representing approximately 68% of our outstanding shares of Common Stock. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. We had individual calls with stockholders representing approximately 53% of our outstanding shares of Common Stock. Mses. Arway and Desoer participated in calls with stockholders representing approximately 50% of our outstanding shares of Common Stock.1
1 Calculations relating to stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2021.

Outreach	Engagement	Board Participation

The conversations with stockholders focused on our executive compensation program in general, key corporate governance related matters, corporate social responsibility and sustainability initiatives, and disclosure considerations related to political contributions. Overall, the stockholder feedback received was generally positive and supportive of our executive compensation program. As a result, and after consideration of the results of the Company’s 2021 "Say on Pay" vote, the Compensation Committee determined that our executive compensation philosophies and objectives and compensation elements continued to be appropriate and determined to maintain the structure of our executive compensation program.

Notice of 2022 Annual Meeting and Proxy Statement	38

Compensation Discussion and Analysis
Compensation Principles
Our objective is to design an executive compensation program that emphasizes performance and aligns our executive officers' interests with those of our stockholders, including with relation to financial performance and ESG performance. We have supported this objective by designing our executive compensation program around the following principles:

Compensation Principles
Performance Orientation
–Majority of compensation for executive officers is tied to “performance” and not just continued service
–Multiple criteria in STI Program and LTI Program to mitigate risks associated with setting performance criteria in advance and to capture multiple lenses of performance
–Compensation Committee generally retains ability to exercise negative discretion

Link to Strategy Metrics
–75% of PSUs granted in the annual grant program since 2017 are tied to a long-term EPS target, which we believe focuses our executive officers on capital-efficient growth, the hallmark of our long-term strategy
–CEO Premium-Priced SSAR Award incentivizes our CEO to make investment and operational decisions in the face of an evolving strategy and rewards him for maximizing long-term stockholder value, and at the same time will not pay out if he is not able to implement strategies that increase long-term stockholder value as reflected in a sustained stock price increase from the date the Board approved the grant
–Specific performance metrics key to our strategy are the criteria for the STI Program (e.g., a metric related to home dialysis modalities)[1]

Link to ESG Metrics	–The 2021 STI Program explicitly carves out 21% of the annual target opportunity to be based on ESG criteria, formulaically evaluated
Outperformance Required for Target Payouts
–In the 2021 STI Program, performance had to be $50M above the midpoint of our guidance range for full year 2021 adjusted operating income(2) to achieve target payout for the corresponding metric
–In the 2021 LTI Program, TSR-dependent PSUs require above-market performance, with performance at the 55th percentile (not 50th percentile) required to achieve target vesting

Largely Formulaic Criteria
–In the 2021 STI Program, 91% of the annual target opportunity is formulaic, with the remaining 9% tied to customized strategic objectives that are qualitatively evaluated
–For the 2021 PSU grant and for all previously granted PSUs that are part of the normal annual grant program, 100% of the payout opportunity is formulaically determined

No Positive Discretion	–The Compensation Committee does not exercise positive discretion in making compensation decisions under the STI Program and PSUs
1 Home modalities penetration, teammate engagement scores and energy efficiency projects constitute 70% of the strategic objectives, or 21% of the total short-term incentive opportunity. They collectively represent ESG criteria that are priorities for the Company, are evaluated formulaically and are the same for all executive officer participants.
2 "Adjusted operating income" is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Compensation Discussion and Analysis
Furthermore, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives and are aligned with the interests of our stockholders:

What We Do

✓	At-risk compensation.
✓	Multi-year vesting and performance periods.
✓	Annual say-on-pay vote.
✓	Robust stockholder engagement.
✓	Independent compensation consultant retained by the Compensation Committee.
✓	Annual comparator peer group review.
✓	“Double-trigger” change of control provisions in equity award agreements.
✓	Limits on severance payments.
✓	Clawback policy.
✓	Stock ownership requirements.
✓	Annual risk assessment.

What We Don't Do

✗	No COVID-19 pandemic-related executive compensation changes to "in flight" performance incentives and programs.
✗	No repricing or replacing of underwater SSARs or stock options.
✗	No hedging of Company securities and restricted pledging of Company securities.
✗	No change-of-control tax gross-ups in employment agreements.
✗	No defined benefit pension benefits.
✗	No dividends on unearned or unvested stock awards.
How We Make Executive Compensation Decisions
Our Executive Compensation Philosophies and Objectives
The Compensation Committee believes that our executive compensation program should emphasize performance and align our executive officers' interests with those of our stockholders, including with relation to financial performance, ESG performance and relative stock price performance. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee's goal has been to implement an executive compensation program that helps drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described below, which we believe have contributed to our long-term success.

Notice of 2022 Annual Meeting and Proxy Statement	40

Compensation Discussion and Analysis

Sustained Meaningful Profitable Growth and Stockholder Value Creation
é	é	é
Pay-for-Performance.

A significant percentage of an executive's compensation should be directly aligned with Company and individual performance, with a balance between short-term and long-term performance.
	Align with Stockholder Interests. Executives' interests should be aligned with stockholder interests through the risks and rewards of DaVita equity ownership.	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

Role of the Compensation Committee
Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our executive officers. The Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry to help inform the Compensation Committee's deliberation on compensation decisions.
The full description of the Compensation Committee's responsibilities is provided in the Compensation Committee Charter, available on our website at www.davita.com/about/corporate-governance.

Role of Board
The independent members of the Board review and approve recommendations by the Compensation Committee as it relates to compensation decisions for the CEO. The Board also provides input for consideration by members of the Compensation Committee with respect to the structure of the STI and LTI Programs, including their relationship to financial performance, investor guidance, strategy and ESG objectives.

Role of CEO and Management Team
In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our CEO reviews the individual performance of each other executive officer with, and makes compensation recommendations to, the Compensation Committee. Our CCO also provides information to the Compensation Committee with respect to each executive officer's commitment to compliance as demonstrated by modeling compliant behavior, leading in a compliant manner, identifying and resolving potential risks in a compliant manner, and other compliance-related factors as appropriate. In addition, the Chair of the Compensation Committee works closely with the legal and finance teams between Compensation Committee meetings as needed to refine the detailed criteria and terms and conditions for the STI Program and the LTI Program, for further consideration and ultimate approval by the Compensation Committee, and in the case of the CEO, by the independent directors.

Role of Independent Compensation Consultant
The Compensation Committee has selected and directly retains the services of Compensia, a national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to Company management and may not provide such services without prior approval of the Chair of the Compensation Committee. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. The

Compensation Discussion and Analysis
Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation program, but it does not determine the amount or form of compensation for the executive officers.
Pursuant to the rules of the SEC and NYSE, the Compensation Committee has assessed the independence of Compensia. The Company has determined that the work of Compensia for the Compensation Committee did not raise any conflicts of interest.

Market Competitiveness
Each year, the Compensation Committee, starting with a recommendation from Compensia, identifies a group of peer companies for purposes of evaluating the overall competitiveness of our executive officers' compensation levels. We focus on companies in our industry with revenues that are 0.4x to 2.5x our revenues and a market capitalization that is 0.2x to 5.0x our market capitalization. Because of the limited number of direct peers in the healthcare services and facilities industries that meet this "size" criteria, we expand our industry scope to include the broader healthcare industry. We believe the compensation paid by the resultant comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.
For purposes of making compensation decisions in early 2021, we used the following compensation peer group:

2021 Compensation Peer Group
Avantor	MEDNAX
Baxter International	Molina Healthcare
Centene	Quest Diagnostics
Dentsply Sirona	Select Medical Holdings
Encompass Health	Syneos Health
HCA Healthcare	Tenet Healthcare
Henry Schein	Thermo Fisher Scientific
IQVIA Holdings	Universal Health Services
Laboratory Corp of America	Zimmer Biomet Holdings
In selecting this peer group, we modified the prior year peer group to exclude WellCare Health Plans (due to it being acquired) and to add Dentsply Sirona, IQVIA Holdings, and Syneos Health because we would otherwise have been below the median of the peer group companies in terms of size, and the addition of these companies would result in a better distribution of peer group companies above and below DaVita's size. Based on financial and market data available as of the date the executive compensation competitive market analysis was performed using this revised peer group (November 13, 2020), we were at the 65th percentile based on the latest four quarters' revenue and 42nd percentile based on the latest 30 days' average market capitalization.
For purposes of evaluating 2022 compensation decisions, we modified our compensation peer group to exclude two companies due to their revenue and/or market capitalization being outside the screening range and added two companies because their market capitalization and/or revenue satisfied the peer group's "size" criteria. The table below illustrates the specific changes to the 2022 peer group.

2022 Compensation Peer Group Changes
Companies Added to Peer Group	Companies Removed From Peer Group
Hologic	MEDNAX
Perkin Elmer	Thermo Fisher Scientific

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Compensation Discussion and Analysis
What We Pay and Why
Base Salary
Base salaries are established at levels deemed necessary to enable us to attract and retain highly qualified executives with reference to both our peer group and comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance. Based on a review of competitive market data, the Compensation Committee determined not to increase the base salaries for the NEOs from 2020 to 2021 except for Ms. Waters, whose base salary was increased to reflect her increased responsibilities with respect to government affairs. Base salaries for the NEOs as of December 31 of each year are reflected in the following table:

Name	2020 Base Salary	2021 Base Salary	Percentage Increase in Base Salary in 2021
Javier J. Rodriguez	$1,200,000	$1,200,000	0%
Joel Ackerman	$700,000	$700,000	0%
Michael D. Staffieri	$800,000	$800,000	0%
Kathleen A. Waters	$625,000	$650,000	4%
James O. Hearty	$500,000	$500,000	0%
Short-Term Incentive Program ("STI Program") for 2021
The participants in the 2021 STI Program had a target bonus approved by the Compensation Committee, and with respect to the CEO, the independent members of the Board. Participants earn 0% to 200% of their target bonus based on performance against the predetermined and approved STI metrics. The target bonus opportunities for Ms. Waters and Mr. Hearty increased by $150,000 and $100,000, respectively, from their target bonus opportunities in 2020, in recognition of their performance and increased responsibilities. Specifically, Ms. Waters took over responsibility for government affairs and Mr. Hearty's responsibilities increased with the Company's growth efforts focused on IKC. The following table summarizes the target bonus and target bonus as a percent of base salary for each of the NEOs:

Name	2021 Base Salary	2021 Target Incentive Opportunity	2021 Target Incentive Opportunity as a Percentage of Salary[1]
Javier J. Rodriguez	$1,200,000	$1,800,000	150%
Joel Ackerman	$700,000	$750,000	107%
Michael D. Staffieri	$800,000	$1,050,000	131%
Kathleen A. Waters	$650,000	$650,000	100%
James O. Hearty	$500,000	$400,000	80%
1 Mr. Rodriguez is the only NEO with an annual bonus approved as a percentage of his base salary. The target incentive opportunities for the other NEOs were approved by the Compensation Committee in terms of an absolute dollar opportunity and this column includes the percentage opportunity determined by dividing the target dollar value by the NEO’s base salary.
The following table summarizes the performance metrics, weightings, criteria ranges, performance-based eligibility ranges, actual performance and eligible payout percentages for the components of the 2021 STI Program:

2021 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range (%)	Actual Performance	Eligible Payout Achieved (%)
Financial: Adjusted Operating Income*	50%	$1,750 million to $1,900 million ($1,800 million target)	0%; 50% - 200%	$1,795 million**	94.7%
Financial: Free Cash Flow from Continuing Operations*	20%	$900 million to $1,250 million ($1,050 million target)	0%; 50% - 200%	$1,133 million	141.5%
Strategic Objectives: Home modalities penetration (Q4 2021)	15%	15.5% to 17.5% (16.25% target) 15.1% (Q4 2020) baseline	0%; 50% - 200%	15.4%	—%
Strategic Objectives: Teammate engagement scores (average of 2021 survey results)	3%	82.0% to 86.0% (84.0% target) 82.2% (2019) baseline	0%; 50% - 200%	84.0%	100.0%
Strategic Objectives: Energy efficiency projects (# of clinics)	3%	600 to 800 (700 target)	0%; 50% - 200%	758	158.0%
Strategic Objectives: Custom objectives	9%	Varies by NEO	0% - 200%	Varies by NEO	Varies by NEO

* “Adjusted Operating Income” and “Free cash flow from continuing operations” are non-GAAP financial measures. “Adjusted operating income" represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. “Free cash flow from continuing operations” represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology), plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
** For purposes of the 2021 STI Program and as presented above, “adjusted operating income” also includes a $2 million deduction to our 2021 adjusted operating income as reported in our quarterly earnings release materials for the year ended December 31, 2021 ($1,797 million). This deduction is associated with foreign exchange gains on the mark-to-market impact of cash held in a non-functional currency in our Asia-Pacific joint venture, an adjustment approved by the Compensation Committee at the time it approved the 2021 STI Program. As a result, adjusted operating income presented above for purposes of the 2021 STI Program differs from the non-GAAP financial results we report in our quarterly earnings materials. None of these non-GAAP financial measures should be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted Operating Income
•2021 target ($1,800 million) was set $54 million above 2020 actual adjusted operating income ($1,746 million)1
•2021 target represents $127 million year-over-year increase on a comparable basis
•2021 target set $50 million higher than midpoint of initial adjusted operating income guidance range of $1,675 million to $1,825 million*

*Initial guidance range as described above refers to selected 2021 guidance measures provided to investors on February 11, 2021 with our earnings results for the year ended December 31, 2020.
1 This chart and the bullets in this section describe “Adjusted operating income", which is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
2 Represents the estimated net impact associated with COVID-19 incorporated into our 2021 full year guidance for adjusted operating income as disclosed on our earnings call discussing results for the year ended December 31, 2020. This estimate is as of February 11, 2021, and included, among other things, the estimated impact of decreased treatment volumes, primarily resulting from COVID-19-related mortality, plus certain increased direct expenses due to enhanced teammate benefits and PPE, partially offset by increased revenue attributable to the suspension of Medicare sequestration and reduced travel and benefit utilization. As noted on the earnings call, this estimated impact was subject to a significant level of uncertainty.

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Compensation Discussion and Analysis
Free Cash Flow from Continuing Operations
•2021 target ($1,050 million) was set $25 million higher than the midpoint of initial free cash flow from continuing operations guidance for 2021 ($900 million - $1,150 million)1
•2021 target was set below 2020 free cash flow ($1,188 million) because of higher expected cash taxes in 2021, working capital items in the last few days of 2020 that resulted in an unexpected benefit to 2020 free cash flow but which reversed in early 2021, and the accounting treatment of a cash escrow associated with a legal settlement that was expected to negatively impact 2021 free cash flow.
1 Initial guidance range as described above refers to selected 2021 guidance measures provided to investors on February 11, 2021 with our earnings results for the year ended December 31, 2020.
Strategic Objectives
•Home modalities penetration, teammate engagement scores and energy efficiency projects constitute 70% of the strategic objectives, or 21% of the total short-term incentive opportunity, and collectively represent ESG criteria that are priorities for the Company, are evaluated formulaically and are the same for all executive officer participants.2
◦Home Modalities Penetration2
▪An important element of our clinical strategic imperatives has been the continued development and implementation of, and educating our patients regarding the option of, home dialysis.
▪The home modalities penetration metric is calculated as the number of home treatments (peritoneal dialysis and home hemodialysis) in the fourth quarter of 2021 divided by the number of non-acute treatments of all dialysis modalities during the same time period, in each case, for the Company's U.S. dialysis segment.
2 Processes, policies and education are in place as guardrails to help support appropriate performance and incentives. For example, modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order.
◦Teammate Engagement
▪We strive to be a community first and company second, and call ourselves a Village. To be a healthy Village, we need to attract, retain and invest in highly qualified and diverse teammates. Including a teammate engagement metric helps us assess whether we are implementing strategies that support our mission to be the employer of choice.
▪This metric is based on an average of responses to five statements designed to gauge favorable teammate engagement, with a response of “Agree” or “Strongly Agree” recorded as favorable teammate engagement and measured against the total number of survey respondents.
◦Energy Efficiency Projects
▪Including an energy efficiency goal in our STI Program is aligned with our commitment to promote environmental stewardship through projects and initiatives in the communities in which we operate.
▪This metric is based on the number of U.S. dialysis clinics with an energy efficiency project (either an LED lighting upgrade or a Building Management System installation) completed in 2021.

Customized Strategic Goals
•Customized strategic objectives vary by participant in the 2021 STI Program with performance across all objectives being evaluated qualitatively in the aggregate on a scale of 0% to 200%, with 100% representing target. The chart set forth below summarizes certain of the key strategic objectives established for each NEO, as well as certain of the factors considered by the Compensation Committee in determining what level of performance achievement to apply. The items denoted by a “+” were factors positively viewed by the Compensation Committee (or, as applicable, the independent directors) in determining achievement of the overall goal, and by a “-“ were factors viewed as detracting from overall achievement of the goal.

JAVIER J. RODRIGUEZ
Navigate a successful COVID recovery	▶	+	Strong infection control practices for patients and teammates, while adapting to changes in regulations (OSHA, vaccine mandates)
Advance the Company's public policy objectives	▶	+	Meaningful engagement on public policy issues of importance to our business
		–	Government funding for certain pharmaceuticals
Clarity of strategy to advance transformation on multiple dimensions	▶	+	Medicare Advantage growth
		+	Launched concept of ‘One DaVita’ to present seamless and comprehensive care offering from perspective of patients and care partners
		+	Launched new clinical information technology platform in select clinics
		+	Value-based contract management
		+	Patients under management in risk-based integrated care arrangements as of December 31, 2021
Deliver on new sources of growth	▶	+	Completed strategic transactions in adjacent areas
Enhance teammate experience and retention, including tangible progress on diversity and belonging	▶	+	Implemented additional programs to facilitate teammate career progression and provide development paths for clinical teammates
		+	84.0% teammate engagement score in 2021 survey
		+	Held second annual "Week of Belonging"
		–	Continued retention challenges with frontline care teammates

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Compensation Discussion and Analysis

JOEL ACKERMAN
Return on capital: drive continued return discipline on acquisitions, de novos and other capital deployments	▶	+	Repurchased approximately 14 million shares in 2021
		+	Continued strong operational processes to maintain returns discipline on de novos and international acquisitions
Continued focus on strategy, contracting and capability creation for integrated kidney care	▶	+	Value-based contract management
		+	Patients under management in risk-based integrated care arrangements as of December 31, 2021
Pursue attractive strategic growth opportunities outside core U.S. dialysis business	▶	+	International expansion into the United Kingdom and Japan
		+	Completed strategic transactions in adjacent areas
Provide a financial perspective on strategy and innovation	▶	+	On-going analysis of capital deployment strategy, including recommendations on stock buybacks as compared to acquisition opportunities
Continue to optimize investor outreach and detail DaVita's focus and successes with respect to ESG	▶	+	Communication of ESG message/strategy to investors
Finance department organization effectiveness goals	▶	+	Clarity on next stage of organizational development with plan for each role

MICHAEL D. STAFFIERI
Support deployment of new oral anemia management drugs (HIFs) in compliance with laws	▶	+	Operational readiness for potential HIF introduction in 2021
Compliantly complete and wind-down stand-alone COVID-19 infection control practices, if appropriate	▶	+	Strong infection control practices for patients and teammates, while adapting to changes in regulations (OSHA, vaccine mandates)
Prepare to successfully transition clinics to a new technology platform	▶	+	Launched new clinical information technology platform in select clinics
Enhance teammate experience and retention, including tangible progress on diversity and belonging	▶	+	Implemented additional programs to facilitate teammate career progression and provide development paths for clinical teammates
		+	84.0% teammate engagement score in 2021 survey
		+	Held second annual “Week of Belonging”
		–	Continued retention challenges with frontline care teammates

KATHLEEN A. WATERS
Successful transition of Federal Policy leadership	▶	+	Achievement of organization effectiveness and succession planning objectives
		+	Progress on federal policy objectives
Advance legal department priorities	▶	+	In partnership with the business, developed compliant, entity differentiating structures / arrangements
		+	Achievement of legal department succession planning objectives
		+	Enhanced use of technology, including analytics and AI, to increase efficiency
Continue to promote diversity and belonging goals in the legal department and Company	▶	+	Drove initiatives, programming, and policy regarding diversity & belonging and received strong & positive feedback on Diversity & Belonging survey
		+	Supported specific women’s initiatives in the Company

JAMES O. HEARTY
Advance Compliance department priorities	▶	+	Maintained robust compliance department support of the business
		+	Continued focus on data-driven monitoring
		+	Developed and maintained compliance infrastructure for new business areas

2021 STI Program Payouts
The table below summarizes the performance metrics and their relative weights and the eligible payout achieved, target incentive opportunity, and total eligible and actual STI Program award by NEO. Additional description of each of the metrics is provided above. Certain columns or rows may not precisely recalculate due to the presentation of rounded numbers.

		Eligible Payout Achieved
2021 STI Program Performance Metrics	Performance Metrics Weightings	Javier J. Rodriguez	Joel Ackerman	Michael D. Staffieri	Kathleen A. Waters	James O. Hearty
Financial: Adjusted Operating Income	50%	94.7%	94.7%	94.7%	94.7%	94.7%
Financial: Free Cash Flow from Continuing Operations	20%	141.5%	141.5%	141.5%	141.5%	141.5%
Strategic Objectives: Home modalities penetration	15%	—%	—%	—%	—%	—%
Strategic Objectives: Teammate engagement scores	3%	100.0%	100.0%	100.0%	100.0%	100.0%
Strategic Objectives: Energy efficiency projects	3%	158.0%	158.0%	158.0%	158.0%	158.0%
Strategic Objectives: Custom objectives	9%	150.0%	150.0%	150.0%	150.0%	150.0%

Total Weighted Eligible Payout Achieved		96.9%	96.9%	96.9%	96.9%	96.9%
Target Incentive Opportunity		$1,800,000	$750,000	$1,050,000	$650,000	$400,000
Total Eligible and Actual STI Program Award		$1,743,799	$726,583	$1,017,216	$629,705	$387,511

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Compensation Discussion and Analysis
Long-Term Incentive Program ("LTI Program") for 2021
LTI Program awards are designed to provide a link to long-term stockholder value through equity awards for our executives. Under our LTI Program, the Compensation Committee has the authority to award various forms of long-term incentive grants, such as PSUs, RSUs and SSARs.
Strong Pay-for Performance Alignment
The split of 2021 equity awards between PSUs, RSUs and SSARs was determined by the Compensation Committee and varies by NEO, based on factors such as the executive officer's role in growth initiatives and capital allocation. As noted above, in light of Mr. Rodriguez's CEO Premium-Priced SSAR Award that he received in 2019, Mr. Rodriguez did not participate in the Company's 2021 LTI Program.

	PSUs	RSUs	SSARs
Joel Ackerman
Michael D. Staffieri
Kathleen A. Waters
James O. Hearty

The annual LTI Program grants for 2021 include the following key elements to drive Company performance and align with stockholder interests:

PSUs
–Performance Goals: 75% related to adjusted EPS and 25% related to relative TSR as compared to the constituents of the S&P Health Care Services Select Industry Index ("Relative TSR").
–60% of target long-term incentive opportunity.
–Threshold performance required for payout at 50% of target shares, with potential to earn up to 200% of target shares.
–Four year vesting schedule with 50% vesting on each of March 15, 2024 and March 15, 2025, following conclusion of the applicable performance period, subject to continued service and achievement of the applicable performance goals.

RSUs	–0%-20% of target long-term incentive opportunity, depending on the NEO. –Four year vesting schedule, with 50% vesting on each of March 15, 2024 and March 15, 2025.
SSARs
–20%-40% of target long-term incentive opportunity, depending on the NEO.
–Four year vesting schedule, with 50% vesting on each of March 15, 2024 and March 15, 2025.
–Five-year term.
–Base price equals closing stock price on grant date.

PSU Performance Metrics
PSUs typically fully vest based on a combination of performance metrics and service over periods of three and four years.
The Compensation Committee selected adjusted EPS as the performance metric for 75% of the PSUs granted to our NEOs in 2021, with Relative TSR as the performance metric for the remaining 25% of the PSUs granted to the NEOs in 2021.
The table below summarizes the performance criteria range and percent range of target PSUs for the 2021 annual PSU grants. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.

2021 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Percent of Target PSUs	Vesting
2023 Adjusted Earnings per Share[1]	37.5%	$9.19 - $12.75 (Target: $10.29)	0%; 50% - 200%	100% March 15, 2024
2024 Adjusted Earnings per Share[1]	37.5%	$9.56 - $14.80 (Target: $11.12)	0%; 50% - 200%	100% March 15, 2025
Relative TSR v. S&P Health Care Services Select Industry Index[2]	25.0%	25th - 90th percentile (Target: 55th percentile)	0%; 50% - 200%	50% March 15, 2024, 50% March 15, 2025
1“Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted net income excludes certain items from net income that we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests, debt refinancing charges and legal accruals.
2Vesting based on the percentile position represented by the return on investment in DaVita stock ("DaVita TSR") within the range of returns on investments in each of the constituents of the S&P Healthcare Services Select Industry Index (assuming dividend reinvestment). The percentage of target shares that vest are a function of the percentile ranking of DaVita's TSR. If our TSR is negative, then vesting is capped at the target number of PSUs regardless of our relative TSR performance.
We have used adjusted EPS as a criterion for all participants in the LTI Program since 2017 and, beginning in 2021, we increased the weighting of the PSUs for the NEOs from 50% to 60% of their LTI Program opportunity. Relative TSR has been a component of the LTI Program since 2014. In connection with our stockholder engagement, we received feedback that our stockholders were generally supportive of our share repurchase program as a mechanism for enhancing long-term value for stockholders. Accordingly, after discussion, and with input from Compensia, the Compensation Committee decided that it would be appropriate not to adjust the EPS criteria based on volume of share repurchases. Share repurchases are largely funded through excess cash flow generation and we believe that incenting management to decide the best place to utilize excess cash flow will generate the best return for stockholders.
Consistent with our goal-setting process for the STI Program, the Compensation Committee sets rigorous goals requiring strong performance over the three or four year performance period based on compounded growth over the prior year's EPS. We set our adjusted EPS targets for the 2021 PSUs by growing our 2020 adjusted EPS at a range of compound annual growth rates (a 4% compound annual growth rate for 50% vesting; an 8% compound annual growth rate for 100% vesting; and a 16% compound annual growth rate for 200% vesting). We also adjusted the 2020 baseline to exclude the costs associated with our opposition of a California ballot initiative and the net impact of the COVID-19 pandemic, so that required growth was not calculated from an artificially low base. Similarly, any costs associated with opposing potential ballot initiatives will be excluded from adjusted EPS results in 2023 and 2024.
Setting Awards Under 2021 LTI Program
The Compensation Committee determines the annual LTI Program awards for our NEOs and other executives with the input of the CEO and Compensia, and after consideration of market data provided by Compensia. Each year, the CEO considers the following in recommending equity awards for executives other than himself to the Compensation Committee: (i) recent performance and trajectory of historical performance; (ii) level of responsibilities and expected changes to responsibilities; (iii) market levels of total compensation and long-term incentives for similar positions; (iv) the historical amounts granted and expected vesting levels; and (v) the "in-the-money value" of unvested equity currently held by participants.

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Compensation Discussion and Analysis
The table below shows the aggregate number of shares subject to RSUs and SSARs and target PSUs granted to each of our participating NEOs in 2021.

2021 Long-term Incentive Awards	Shares Subject to PSUs (#)	Shares Subject to SSARs (#)	Shares Subject to RSUs (#)
Joel Ackerman	16,524	44,065	—
Michael D. Staffieri	24,787	66,097	—
Kathleen A. Waters	12,118	16,157	4,039
James O. Hearty	4,406	5,875	1,469
2018 and 2019 PSU Results and Payouts
We began granting PSUs to executive officers in 2014. The performance metrics associated with the PSUs granted in 2018 and 2019 have been measured through the end of the relevant performance periods, with the exception of (i) the PSUs granted in 2019 for which the performance metric is adjusted EPS for fiscal year 2022 and (ii) the PSUs granted in 2019 for which the performance metric is Relative TSR measured through March 31, 2023.
The tables below summarize the criteria range and percentage range of target PSUs and detail the relative weightings of each performance metric for the 2018 and 2019 PSUs. The Compensation Committee did not make any COVID-related adjustments to the performance metrics applicable to the 2018 or 2019 PSUs.

			Performance Based Eligibility Range		Eligible Payout Achieved
2018 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2020 Adjusted Earnings Per Share from Continuing Operations[1]	37.5%	$4.28 - $5.20	0%; 50% - 200%	$7.26	200%
2021 Adjusted Earnings Per Share from Continuing Operations[1]	37.5%	$4.50 - $5.82	0%; 50% - 200%	$9.13	200%
Relative TSR (2021 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	1.5%	103%
Relative TSR (2022 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	(22.5%)	55%

			Performance Based Eligibility Range		Eligible Payout Achieved
2019 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2021 Adjusted Earnings per Share[2]	37.5%	$4.63 - $5.62	0%; 50% - 200%	$9.13	200%
2022 Adjusted Earnings per Share[2]	37.5%	$4.86 - $6.29	0%; 50% - 200%	In Progress[3]	N/A3
Relative TSR (2022 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	30.1%	160%
Relative TSR (2023 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	In Progress[3]	N/A3
1“Adjusted Earnings per Share from Continuing Operations” is a non-GAAP financial measure that represents a per share measure of adjusted net income from continuing operations. Adjusted net income from continuing operations excludes certain items from net income from continuing operations that we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests, debt refinancing charges and legal accruals.
2“Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted net income excludes certain items from net income that we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests, debt refinancing charges and legal accruals.
3In progress as of April 25, 2022.

2019 CEO Promotion PSU Results and Payout
In 2019, in connection with and in recognition of his promotion to the CEO role, Mr. Rodriguez was granted a one-time PSU award, the vesting of which was subject to the achievement of performance metrics relating to home dialysis penetration, public policy strategic objectives and internal organizational development goals, as shown in the table below (the "CEO Promotion PSU"). Performance with respect to the home dialysis penetration metric has been measured through the end of the applicable performance period and the achievement with respect to such metric is reflected in the table below. The performance period with respect to the public policy and internal organizational development metrics runs through May 15, 2022 and, therefore, has not been certified as of the filing of this proxy statement.

				Eligible Payout Achieved
CEO Promotion PSU Performance Metrics	Shares Subject to PSUs (at Target)	Criteria Range and Associated Vesting	Actual Performance	(%)
Home Dialysis Penetration (Q4 2021)[1]	19,913	15.0% to 17.5% (16.0% target), with vesting threshold at 50%, ranging up to 200%	15.4%	72%
Public Policy Strategic Objectives	9,956	Vesting tied to internal goals, with vesting ranging from 0%-200%	In Progress[2]	N/A2
Internal Organizational Development Goals	9,956	Vesting tied to internal goals, with vesting ranging from 0%-200%	In Progress[2]	N/A2
1Processes, policies and education are in place as guardrails to help support appropriate performance and incentives. For example, modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order.
2In progress as of April 25, 2022.

CEO Compensation
Mr. Rodriguez assumed the role of CEO on June 1, 2019 with over 20 years of experience at the Company in a variety of roles, including as CEO of the Kidney Care Division since March 2014. In connection with his transition to the CEO role, and with the feedback of some of our largest stockholders, the Compensation Committee evaluated different compensation alternatives for Mr. Rodriguez. The Compensation Committee believed that the CEO's compensation structure should vary based on strategic context, and given the strategic reset that the Company was undergoing, the Compensation Committee believed that a large single grant of SSARs at a base price that was a significant premium to the then-current market price in lieu of any other equity grants for five years was the most appropriate form of compensation for Mr. Rodriguez to drive long-term stockholder value creation. This award is intended to be five years' worth of awards (through 2024), granted upfront. Accordingly, Mr. Rodriguez was not granted any long-term incentive awards in 2021.
The terms of the CEO Premium-Priced SSAR Award were designed with input from Compensia, and the award was structured to reflect stockholder feedback and incentivize the creation of sustained stockholder value, resulting in the following key features in the CEO Premium-Priced SSAR Award design:
•Premium-Price: The base price (similar to the strike price on an option) on the CEO Premium-Priced SSAR Award was set considering the price per share on the day before Mr. Rodriguez assumed the role of CEO and the price per share at which the Company completed its modified "Dutch Auction" tender offer. Specifically, the base price was approved at a 56% premium to the price per share on the day before Mr. Rodriguez assumed the CEO role on June 1, 2019 and a 20% premium to the price per share at which the Company purchased shares in its then recently completed modified "Dutch Auction" tender offer.
•Multi-Year Vesting: The CEO Premium-Priced SSAR Award vests 50% each three and four years from November 4, 2019, the date the award was approved by the Board (the "Board Approval Date").
•Five-Year Holding Period: In general, there is a five-year holding period requirement from the Board Approval Date with respect to the after-tax Gain Shares, subjecting the shares underlying the CEO Premium-Priced SSAR Award to a full five years of potential stock price fluctuations.

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Compensation Discussion and Analysis
•Five-Year Term: The CEO Premium-Priced SSAR Award will expire on the date that is five years from the Board Approval Date, requiring the CEO to generate significant stockholder value creation over this period of time in order to realize significant value for himself.
The ultimate value realized by Mr. Rodriguez under the CEO Premium-Priced SSAR Award is highly uncertain and linked to the long-term sustainable value created by Mr. Rodriguez because of the five-year holding period.
The summary of the CEO Premium-Priced SSAR Award presented in this section is qualified in its entirety by reference to the CEO Premium-Priced SSAR Award itself, which is filed with the SEC as Appendix A to our Definitive Proxy Statement filed with the SEC on December 6, 2019.

Other Elements of Our 2021 Executive Compensation Program
Severance and Change of Control Arrangements
We have entered into employment or severance arrangements with each of our NEOs, including a new employment agreement with Mr. Rodriguez in 2019 in connection with his transition to CEO. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders.
The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See the subsection titled “Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements.
Deferred Compensation Program
Our deferred compensation program permits certain teammates, including our NEOs, to defer compensation at the election of the participant. We do not utilize deferred compensation as a significant component of compensation, and there are no Company contributions or above-market returns available under the program.
Limited Other Personal Benefits
Our compensation program for executive officers is designed to emphasize compensation based on performance and compensation which serves to further align our executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide a limited number of other personal benefits to our executive officers.
The Compensation Committee has authorized limited personal use of fractionally-owned or chartered corporate aircraft by Mr. Rodriguez and Mr. Staffieri. The Compensation Committee believes that access to an aircraft for personal travel enables them to maximize their work hours, particularly in light of their demanding business travel schedules.

Share Ownership Requirements
Because a significant amount of the total compensation earned by our executive officers is in the form of equity, we have a management share ownership policy to ensure that executive officers accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our Common Stock. Our current policy applies to all executive officers and is similar to our share ownership policy that applies to all non-employee members of the Board as described above under the heading "Corporate Governance — Non-Employee Director Share Ownership Policy." The chart below shows the salary multiple guidelines for the NEOs. As of April 14, 2022 (the "Record Date"), each NEO was in compliance with our stock ownership policy.

Named Executive Officer	Guideline	Satisfies Guidelines?
Javier J. Rodriguez	6x base salary	Yes
Michael D. Staffieri	3x base salary	Yes
Joel Ackerman	3x base salary	Yes
Kathleen A. Waters	3x base salary	Yes
James O. Hearty	3x base salary	Yes

Policy Regarding Clawback of Bonuses and Incentive Compensation

We have a clawback policy that permits the Board to recover annual bonuses and long-term incentive and equity-based compensation from executive officers and non-employee members of the Board in certain circumstances in which the Company had to restate all or a portion of its financial statements.

Specifically, in the event of a material accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under federal and/or state securities law, the Company’s CEO and CFO must repay any incentive-based compensation (net of any unreturnable taxes) paid to such person during the one-year period prior to the disclosure of such financial statement restatement which was awarded on the basis of the erroneous results and which is greater than the amount such person would have received had the Company’s financial statements been correctly reported. The Compensation Committee has the authority to cause other NEOs to do the same if they served during such one-year period.

In addition, if fraud or intentional misconduct of an executive officer or member of the Board was a significant contributing factor to a restatement, the Compensation Committee (or the Board, as applicable) has the authority to require the repayment of certain bonuses and incentive-based compensation, and the cancellation of, or reimbursement of amounts received with respect to, certain equity awards.

Our clawback policy also includes the “significant misconduct” by    a domestic Senior Vice President or above of the Company as another possible triggering event for the recoupment of certain compensation, including through the cancellation of, or reimbursement of amounts received with respect to, certain equity awards. The maximum amount of compensation that may be subject to the recoupment policy in this case is an amount equivalent to up to three years of a covered executive’s annual incentive compensation, and such compensation is generally at risk for a period of three years from the date of such misconduct.

2022 Executive Compensation Program
The Compensation Committee regularly considers stockholder feedback and reviews our executive compensation program to assess whether to update the program design, with input from management and Compensia. Our stockholders have generally been supportive of the structure of our executive compensation program and, for 2022, we maintained the same overall structure of our executive compensation program as compared to 2021. Accordingly, for 2022, our STI Program will be weighted 70% financial (Adjusted Operating Income and Free Cash Flow from Continuing Operations) and 30% strategic objectives, with 70% of the strategic objectives based on ESG-

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Compensation Discussion and Analysis
related, formulaically evaluated objectives (clinical metrics, teammate engagement and energy efficiency projects) and the remaining 30% of the strategic objectives customized by executive officer and qualitatively evaluated. Consistent with past practices, our NEOs (other than our CEO) will participate in the 2022 LTI Program, with 60% of the LTI Program delivered in the form of PSUs with vesting determined based on the achievement of pre-established performance goals relating to 2024 Adjusted EPS, 2025 Adjusted EPS and Relative TSR as compared to constituents of the S&P Health Care Services Select Industry Index over a three- and four-year period. The remaining 40% of the LTI Program was delivered either entirely in SSARs (Messrs. Ackerman and Staffieri) or a combination of RSUs and SSARs (Ms. Waters and Mr. Hearty).

Compensation Committee Report
The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
COMPENSATION COMMITTEE
Barbara J. Desoer, Chair
Pamela M. Arway
Paul J. Diaz
John M. Nehra
The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

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Risk Considerations in Our Compensation Program
The Compensation Committee, with the assistance of Compensia, with respect to our executive compensation policies and practices, and Willis Towers Watson, with respect to the non-executive compensation policies and practices, conducted reviews of the Company’s material compensation policies and practices applicable to its teammates. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:
–a balance between cash and equity compensation;
–a balance between short-term and long-term performance focus;
–short-term incentive opportunities capped and not linked solely to any one specific goal;
–severance payments limited to 3x base salary and target bonus;
–equity awards with meaningful vesting requirements and, in some cases, holding requirements;
–a clawback policy that permits the Board to recover annual bonuses and longer-term cash incentive and equity-based compensation from executive officers and members of the Board under certain circumstances;
–share ownership guidelines;
–significant independent Compensation Committee oversight; and
–no hedging transactions and restricted pledging transactions involving equity securities of the Company by executives and members of the Board.

Executive Compensation
2021 Summary Compensation Table
The following table contains compensation information for our NEOs for the fiscal years ended December 31, 2021 and 2020 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	All Other Compensation[6] ($)	Total ($)
Javier J. Rodriguez Chief Executive Officer	2021	1,200,000	—	—	—	1,743,799	354,640	3,298,439
	2020	1,246,154	—	—	68,496,958	3,282,480	406,773	73,432,365
	2019	1,066,154	—	8,748,533	—	6,745,168	293,605	16,853,460
Joel Ackerman Chief Financial Officer and Treasurer	2021	700,000	—	1,893,770	1,416,602	726,583	3,865	4,740,820
	2020	726,923	—	1,634,521	1,590,167	1,283,325	3,840	5,238,776
	2019	700,000	—	2,987,447	1,565,971	1,280,906	3,840	6,538,164
Michael D. Staffieri Chief Operating Officer, DaVita Kidney Care	2021	800,000	—	2,840,778	2,124,886	1,017,216	157,805	6,940,685
	2020	796,154	—	2,451,795	2,385,261	1,954,155	132,118	7,719,483
	2019	700,000	1,400,000	4,000,023	2,802,840	4,283,204	108,113	13,294,180
Kathleen A. Waters Chief Legal and Public Affairs Officer	2021	642,308	—	1,828,766	519,415	629,705	3,840	3,624,034
	2020	633,462	—	2,189,681	530,056	859,300	3,840	4,216,339
	2019	566,154	—	1,493,750	1,138,888	1,873,875	3,840	5,076,507
James O. Hearty Chief Compliance Officer	2021	500,000	—	664,963	188,870	387,511	4,068	1,745,412
	2020	519,231	—	556,353	185,529	547,080	3,840	1,812,033
1The 2020 salary earned for each NEO is higher than the NEO's base salary amount due to 27 pay periods in the year. For comparative purposes, 2021 and 2019 each had 26 pay periods.
2The amount reported in this column for Mr. Staffieri for 2019 represents an annual performance bonus for him as he was not an STI Program participant in 2019.
3The amounts reported in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the NEO during the year as estimated by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"). In accordance with SEC rules, the amounts included in the Stock Awards column for the 2021 PSU awards are calculated based on the probable outcome of the performance conditions for such awards on the grant date. If the probable outcome of the performance conditions as of the grant date had been maximum performance, then the grant date fair value of such PSUs would have been as follows: Mr. Ackerman — $3,787,541; Mr. Staffieri — $5,681,556; Ms. Waters —$2,777,598; and Mr. Hearty — $1,009,892. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (the "2021 Annual Report") for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
4The amounts reported in this column represent the aggregate grant date fair value of SSAR awards granted to the NEOs during the year as estimated by the Company in accordance with FASB ASC Topic 718. See Note 18 to the Consolidated Financial Statements included in the 2021 Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. The CEO Premium-Priced SSAR Award granted to Mr. Rodriguez in 2020, with a grant date fair value (on January 23, 2020 (the "Stockholder Approval Date")) of $68,496,958, is presented as 2020 compensation in this column and represents the Black-Scholes value of the entire grant on the Stockholder Approval Date. Since the CEO Premium-Priced SSAR Award is intended to replace five years of grants for the CEO, the annualized grant equivalent value would be $13,699,392, resulting in a total compensation for 2020, on an annualized basis, of $18,634,799. This annualized total compensation amount is provided for additional context to illustrate how the Compensation Committee viewed the grant and is not intended to be a substitute for the amount reported in the 'Total' column above.

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Executive Compensation
5 The amounts reported in this column represent amounts earned for performance periods ending in 2021, 2020, and 2019, respectively. The awards are reported for the year with respect to which they were earned, regardless of when the award was granted or paid. For 2020 and 2021, these amounts represent payouts with respect to the STI Programs for those respective years. For 2019, these amounts represent payouts with respect to the 2019 STI Program and the 2017 performance cash long-term incentive program ("2017 Cash LTI Program") as follows:

Name	Year	2019 STI Program	2017 Cash LTI Program	Total Non-Equity Incentive Plan Compensation
Javier J. Rodriguez	2019	$2,791,441	$3,953,727	$6,745,168
Joel Ackerman	2019	$1,280,906	$—	$1,280,906
Michael D. Staffieri	2019	$—	$4,283,204	$4,283,204
Kathleen A. Waters	2019	$838,375	$1,035,500	$1,873,875
6 The amounts reported in this column are set forth by category below. Other than the use of a fractionally-owned or chartered corporate aircraft, the amounts disclosed are the actual or share of actual costs to the Company of providing these benefits. With respect to the personal use of fractionally-owned or chartered corporate aircraft, the incremental personal cost is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs, and excludes fixed costs that do not change based on usage as the fractionally-owned or chartered corporate aircraft is used primarily for business purposes. Occasionally, a spouse or other guest may accompany NEOs on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers and, in such instances, the value of such spouse or guest usage is included in such NEO's personal income in accordance with applicable tax regulations. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the 2021 Summary Compensation Table. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with applicable tax regulations. Amounts reported in the "Other Personal Benefits" column below for Messrs. Rodriguez and Staffieri are solely for use of fractionally-owned or chartered corporate aircraft.

Name	Year	Other Personal Benefits ($)	Life Insurance Premiums ($)	Company Contribution to Defined Contribution Plan ($)	Total All Other Compensation ($)
Javier J. Rodriguez	2021	$350,464	$576	$3,600	$354,640
Joel Ackerman	2021	$25	$240	$3,600	$3,865
Michael D. Staffieri	2021	$154,181	$336	$3,288	$157,805
Kathleen A. Waters	2021	$—	$240	$3,600	$3,840
James O. Hearty	2021	$228	$240	$3,600	$4,068

Executive Compensation
2021 Grants of Plan-Based Awards Table
The following table sets forth information concerning plan-based awards made to each of the NEOs during 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
Javier J. Rodriguez	—	1	$—	$1,800,000	$3,600,000	—	—	—	—	—	—	$—
Joel Ackerman	—	1	$—	$750,000	$1,500,000	—	—	—	—	—	—	$—
	3/15/2021	2	$—	$—	$—	8,263	16,524	33,048	—	—	—	$1,893,770
	3/15/2021	3	$—	$—	$—	—	—	—	—	44,065	$108.93	$1,416,602
Michael D. Staffieri	—	1	$—	$1,050,000	$2,100,000	—	—	—	—	—	—	$—
	3/15/2021	2	$—	$—	$—	12,395	24,787	49,574	—	—	—	$2,840,778
	3/15/2021	3	$—	$—	$—	—	—	—	—	66,097	$108.93	$2,124,886
Kathleen A. Waters	—	1	$—	$650,000	$1,300,000	—	—	—	—	—	—	$—
	3/15/2021	2	$—	$—	$—	6,060	12,118	24,236	—	—	—	$1,388,798
	3/15/2021	4	$—	$—	$—	—	—	—	4,039	—	—	$439,968
	3/15/2021	3	$—	$—	$—	—	—	—	—	16,157	$108.93	$519,415
James O. Hearty	—	1	$—	$400,000	$800,000	—	—	—	—	—	—	$—
	3/15/2021	2	$—	$—	$—	2,204	4,406	8,812	—	—	—	$504,945
	3/15/2021	4	$—	$—	$—	—	—	—	1,469	—	—	$160,018
	3/15/2021	3	$—	$—	$—	—	—	—	—	5,875	$108.93	$188,870

1Represents applicable amounts for our 2021 STI Program under the DaVita Inc. 2020 Incentive Award Plan (the "2020 Plan"). The amount in the “Maximum” column represents the maximum amount the NEO was eligible to earn under the 2021 STI Program if all performance criteria were achieved at their highest payout level. The amount in the “Target” column represents the payout amount the NEO was eligible to earn under the 2021 STI Program if all performance criteria were achieved at their target payout level.
2This number represents PSUs awarded under the 2020 Plan. The PSU awards vest 50% each on March 15, 2024 and March 15, 2025, subject to the NEO’s continued employment and the achievement of the underlying performance conditions. For a description of the PSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2021” in this Proxy Statement.
3This number represents SSARs awarded under the 2020 Plan. The SSARs vest 50% each on March 15, 2024 and March 15, 2025, subject to the NEO's continued employment. For a description of the SSARs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2021” in this Proxy Statement.
4This number represents RSUs granted under the 2020 Plan. The RSUs vest 50% each on March 15, 2024 and March 15, 2025, subject to the NEO's continued employment. For a description of the RSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2021” in this Proxy Statement.
5The amounts for SSARs, RSUs and PSUs represent the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. All SSARs granted have a five-year term. See Note 18 to the Consolidated Financial Statements included in our 2021 Annual Report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

Notice of 2022 Annual Meeting and Proxy Statement	60

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs as of December 31, 2021.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]
Javier J. Rodriguez	6/6/2017	79,909		—		$65.48	6/6/2022	—		—	—		—
	5/15/2018	44,106	2	44,107	2	$66.29	5/15/2023	—		—	—		—
	1/23/2020	—		2,500,000	3	$67.80	11/4/2024	—		—	—		—
	5/15/2018	—		—		—	—	8,822	5	$1,003,591	—		—
	5/15/2018	—		—		—	—	26,462	7	$3,010,317	2,206	8	$250,955
	5/15/2019	—		—		—	—	69,694	5	$7,928,389	—		—
	5/15/2019	—		—		—	—	52,270	7	$5,946,235	87,116	9	$9,910,316
	5/30/2019	—		—		—	—	14,364	7	$1,634,049	39,824	11	$4,530,378
Joel Ackerman	5/15/2018	28,153	2	28,153	2	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		110,000	2	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		78,999	2	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		44,065	2	$108.93	3/15/2026	—		—	—		—
	5/15/2018	—		—		—	—	5,631	5	$640,583	—		—
	5/15/2018	—		—		—	—	16,892	7	$1,921,634	1,408	8	$160,174
	5/15/2019	—		—		—	—	29,869	5	$3,397,897	—		—
	5/15/2019	—		—		—	—	22,402	7	$2,548,452	37,334	9	$4,247,116
	3/15/2020	—		—		—	—	—		—	34,563	10	$3,931,887
	3/15/2021	—		—		—	—	—		—	28,917	10	$3,289,598
Michael D. Staffieri	5/15/2018	121,997	2	121,997	2	$66.29	5/15/2023	—		—	—		—
	6/20/2019	100,000	4	100,000	4	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		118,499	2	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		66,097	2	$108.93	3/15/2026	—		—	—		—
	5/15/2019	—		—		—	—	79,650	5	$9,060,984	—		—
	3/15/2020	—		—		—	—	—		—	51,844	10	$5,897,773
	3/15/2021	—		—		—	—	—		—	43,377	10	$4,934,568
Kathleen A. Waters	6/6/2017	20,929		—		$65.48	6/6/2022	—		—	—		—
	5/15/2018	16,892	2	16,892	2	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		80,000	2	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		26,333	2	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		16,157	2	$108.93	3/15/2026	—		—	—		—
	5/15/2018	—		—		—	—	3,379	5	$384,395	—		—
	5/15/2018	—		—		—	—	10,136	7	$1,153,071	845	8	$96,127
	5/15/2019	—		—		—	—	14,935	5	$1,699,006	—		—
	5/15/2019	—		—		—	—	11,202	7	$1,274,340	18,666	9	$2,123,444
	3/15/2020	—		—		—	—	14,483	6	$1,647,586	—		—
	3/15/2020	—		—		—	—	—		—	23,043	10	$2,621,372
	3/15/2021	—		—		—	—	4,039	5	$459,477	—		—
	3/15/2021	—		—		—	—	—		—	21,207	10	$2,412,508
James O. Hearty	6/6/2017	2,283		—		$65.48	6/6/2022	—		—	—		—
	5/15/2018	13,138	2	13,138	2	$66.29	5/15/2023	—		—	—		—
	6/20/2019	25,000	4	25,000	4	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		9,217	2	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		5,875	2	$108.93	3/15/2026	—		—	—		—
	5/15/2019	—		—		—	—	6,970	5	$792,907	—		—
	5/15/2019	—		—		—	—	5,228	7	$594,737	8,710	9	$990,850
	3/15/2020	—		—		—	—	2,304	5	$262,103	—		—
	3/15/2020	—		—		—	—	—		—	8,064	10	$917,361
	3/15/2021	—		—		—	—	1,469	5	$167,113	—		—
	3/15/2021	—		—		—	—	—		—	7,711	10	$877,203
1The market value of shares or units of stock that have not vested reflects the $113.76 per share closing price of our Common Stock on December 31, 2021, the last trading day of the year, as reported by the NYSE.
2These SSARs vest 50% each on the third and fourth anniversaries of the grant date.
3These SSARs vest 50% each on November 4, 2022 and November 4, 2023.
4These SSARs vest 50% each on the second and fourth anniversaries of the grant date.
5These RSUs vest 50% each on the third and fourth anniversaries of the grant date.
6These RSUs vest 54.55% on March 15, 2022, 22.72% on March 15, 2023 and 22.73% on March 15, 2024.
7These PSUs vest 100% on May 15, 2022.
8These PSUs vest 100% on May 15, 2022. The amounts listed here reflect the shares that may be earned upon achievement of the threshold Relative TSR performance criteria.

9These PSUs vest 20% on May 15, 2022 and 80% on May 15, 2023, subject to the achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.
10These PSUs vest 50% each on the third and fourth anniversaries of the grant date, subject to achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the maximum Adjusted Earnings per Share performance criterion and target Relative TSR performance criterion.
11These PSUs vest 100% on May 15, 2022, subject to achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.

Notice of 2022 Annual Meeting and Proxy Statement	62

2021 Option Exercises and Stock Vested Table
The following table sets forth information concerning the exercise of SSARs (which are treated as options for this table) and the vesting of stock awards held by each of the NEOs during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Javier J. Rodriguez	48,224	$5,948,923	65,330	$8,193,035
Joel Ackerman	70,066	$9,330,821	49,711	$6,234,257
Michael D. Staffieri	18,906	$2,524,352	—	$—
Kathleen A. Waters	9,868	$1,149,936	21,933	$2,750,618
James O. Hearty	1,244	$150,514	229	$28,719
1Value realized on exercise is determined by subtracting the exercise or base price from the closing stock price at exercise, as reported by the NYSE, and multiplying the remainder by the number of shares exercised.
2Value realized on vesting is determined by multiplying the number of shares underlying RSUs or PSUs by the closing stock price on the date of vesting, as reported by the NYSE.
No Pension Benefits
The Company does not sponsor or maintain a defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement for any teammate, including the NEOs.
Nonqualified Deferred Compensation
The following table sets forth information concerning the Company’s Deferred Compensation Plan, a nonqualified deferred compensation plan.
2021 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1,2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Javier J. Rodriguez	—	—	$171,713	—	$1,270,095
Joel Ackerman	—	—	$107,633	—	$1,875,223
Michael D. Staffieri[4]	—	—	—	—	—
Kathleen A. Waters	$314,853	—	$72,016	—	$1,309,749
James O. Hearty[4]	—	—	—	—	—
1These amounts are reported in the “Salary” and "Non-Equity Incentive Plan Compensation" columns in the 2021 Summary Compensation Table.
2Mr. Ackerman deferred $1,234,810 in 2019. Ms. Waters deferred $434,112 and $360,229 in 2020 and 2019, respectively.
3None of the earnings in this column are included in the 2021 Summary Compensation Table because they are not preferential or above market.
4Mr. Staffieri and Mr. Hearty did not participate in any of the Company’s nonqualified deferred compensation plans in 2021 or in any prior years.

Executive Compensation
Deferred Compensation Plan
The 2021 Nonqualified Deferred Compensation Table presents amounts deferred under our Deferred Compensation Plan.
Contributions
Under the Deferred Compensation Plan (effective for deferrals in 2015 and later years), participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year.
Under the plan, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.
Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.
Payment of benefits
Distributions are generally paid out in cash at the participant’s election. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.
In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant and provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.
Potential Payments Upon Termination or Change of Control
Employment Agreements and Severance Plan
Pursuant to the terms of his employment agreement, if Mr. Rodriguez's employment is terminated by the Company without cause or he resigns for good reason (each, a "Qualifying Termination"), then he will be entitled to receive (i) any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs, (ii) a payment equal to the product of (x) two (three in the case of a Qualifying Termination within two years after a change in control) (the "Severance Multiple"), and (y) the sum of his base salary in effect as of the date of termination and the average of the annual incentive bonus earned for the last two fiscal years before the fiscal year in which the termination occurs (the "Prior Bonus"), payable in installments or, in the case of a Qualifying Termination within two years after a change of control, in a lump sum, (iii) a prorated annual incentive bonus for the fiscal year in which the termination occurs (based on the actual bonus earned under the objective standards set for such year), (iv) continued health benefits at active teammate rates for a number of years equal to the Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer, and (v) the use of an office and services of an administrative assistant for a number of years equal to the Severance Multiple or until Mr. Rodriguez obtains other full-time employment. These payments are subject to forfeiture and repayment in the event that Mr. Rodriguez breaches the non-compete, non-solicit, non-disparagement or confidentiality covenants contained in his employment agreement.
Under the terms of their employment agreements, with respect to Messrs. Ackerman and Staffieri and Ms. Waters, and the DaVita Inc. Severance Plan for Directors and Above (the "Severance Plan"), with respect to Mr. Hearty, if their employment is terminated by the Company for any reason other than death, disability or material cause (or, in the case of Mr. Ackerman, if he resigns for good reason), then they would be entitled to receive (i) the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (i.e.,

Notice of 2022 Annual Meeting and Proxy Statement	64

Executive Compensation
base salary continuation for a period of one year, reduced dollar-for-dollar by the amount of any compensation received from another employer during the severance period), and (ii) with respect to Mr. Ackerman, (A) a bonus in the amount he received for the previous year, pro-rated based on the number of months served in the year of termination, and (B) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
In the event that Mr. Staffieri or Ms. Waters resign for good cause, then they would be entitled to receive (i) in the case of Mr. Staffieri, base salary continuation for a period of one year (two years in the event of a resignation within 60 days following a good cause event after a change in control) and, in the case of Ms. Waters, the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (but in no event less than base salary continuation for one year), and (ii) if their employment is terminated after April in a given year, a lump-sum payment equal to the bonus paid in the year prior to the year in which the termination occurs, pro-rated for the number of months served in the year of termination.
If Mr. Ackerman's employment is terminated by the Company or any reason other than death, disability or material cause or if he resigns for good reason, in each case, within 12 months following a change of control, then he would be entitled to receive (i) a lump-sum payment equal to two times the sum of his base salary and an amount equal to the bonus received for the year prior to the year in which the termination occurs, and (ii) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
Other Severance Payments and Benefits
In the event of termination as a result of death, the estates of the NEOs will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO is as follows: $1,200,000 for Mr. Rodriguez; $500,000 for Mr. Ackerman; $700,000 for Mr. Staffieri; $500,000 for Ms. Waters; and $500,000 for Mr. Hearty. The amounts are equal to one times the base salary of the NEO at the time of benefits elections, subject to certain caps.
The Company does not provide for tax gross-ups in any employment agreements or amended employment agreements. Mr. Rodriguez's employment agreement provides that in the event that payments to Mr. Rodriguez would be subject to the excise tax imposed by Section 4999 of the Code, then the payments would be either (i) reduced so that no portion of the payments would be subject to such excise tax, or (ii) paid in full, whichever produces the better net after-tax position to the executive.
To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements generally also include, among other things, nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment. Further, as a condition of receiving the severance benefits described above, Ms. Waters must, during the period of time when she is receiving such benefits, (i) make herself available to answer questions and cooperate in the transition of her duties, (ii) respond to any inquiries from the Company's compliance department, including making herself available for interview, and (iii) cooperate with the Company in the prosecution and/or defense of any claim, including making herself available for any interview, appearing at depositions, and producing requested documents. The Company will reimburse Ms. Waters for any out-of-pocket expenses she may incur.
Severance Payments and Benefits
The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs, under the circumstances described below, assuming that his or her employment had been terminated on December 31, 2021. For a description of the value of stock-based awards held by Messrs. Rodriguez, Ackerman, Staffieri, and Hearty and Ms. Waters that are subject to accelerated vesting upon a termination of employment, see the subsection titled “— Accelerated Vesting of Stock-Based Awards” below.

	Payment of Base Salary (or multiple thereof) for a specified period following termination		Bonus		Continued Health Benefits for a Specified Period Following Termination		Office and Secretarial Assistance		Total Value[1]
Javier J. Rodriguez
Death	$—		$—	2	$—		$—		$—
Disability	$—		$—	2	$—		$—		$—
Involuntary Termination Without Cause	$8,473,921	3	$1,743,799	4	$51,308	5	$222,489	6	$10,491,517
Resignation for Good Reason	$8,473,921	3	$1,743,799	4	$51,308	5	$222,489	6	$10,491,517
Resignation for Good Reason or by the Company Without Cause after a Change of Control	$12,710,882	3	$1,743,799	4	$76,962	5	$337,922	6	$14,869,565
Joel Ackerman
Involuntary Termination Without Material Cause	$700,000	7	$1,283,325	8	$36,056	9	$—		$2,019,381
Resignation for Good Cause	$700,000	7	$1,283,325	8	$36,056	9	$—		$2,019,381
Resignation Following a Good Cause Event or by the Company Without Material Cause after a Change of Control	$1,400,000	10	$1,283,325	11	$36,056	9	$—		$2,719,381
Michael D. Staffieri
Involuntary Termination Without Material Cause	$800,000	7	$—		$—		$—		$800,000
Resignation for Good Cause	$800,000	7	$1,954,155	8	$—		$—		$2,754,155
Resignation in connection with a Change of Control	$1,600,000	10	$1,954,155	8	$—		$—		$3,554,155
Kathleen A. Waters
Involuntary Termination Without Material Cause	$650,000	7	$—		$—		$—		$650,000
Resignation for Good Cause	$650,000	7	$859,300	8	$—		$—		$1,509,300
James O. Hearty
Involuntary Termination Without Material Cause	$500,000	7	$—		$—		$—		$500,000
1Does not include any amounts payable to Mr. Rodriguez, Mr. Ackerman or Ms. Waters pursuant to our Deferred Compensation Plan which amounts are included in the 2021 Nonqualified Deferred Compensation Table as such amounts are currently vested.
2Mr. Rodriguez (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. As of December 31, 2021, Mr. Rodriguez had fully earned and received his bonus for 2020, the fiscal year prior to the year of assumed termination.
3Mr. Rodriguez will be entitled to receive a lump-sum payment equal to the product of (x) the applicable Severance Multiple, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. The amount reported in the table above reflects the product of (x) the applicable Severance Multiple, and (y) the sum of Mr. Rodriguez’s base salary as of December 31, 2021, which was $1,200,000, and the average of Mr. Rodriguez’s 2020 annual incentive bonus in the amount of $3,282,480 and Mr. Rodriguez’s 2019 annual incentive bonus in the amount of $2,791,441.
4Mr. Rodriguez will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Rodriguez will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the 2020 Plan for the fiscal year in which the termination occurs) through and including the date of termination. Because Mr. Rodriguez had served for the entire year, there would have been no pro-rata reduction upon a termination as of December 31, 2021 and this amount reflects his 2021 annual incentive bonus as reported in the 2021 Summary Compensation Table.
5Mr. Rodriguez will continue to receive his health benefits for a number of years equal to the applicable Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Rodriguez for the applicable period, based on current insurance premium costs.
6Mr. Rodriguez will be entitled to the use of an office and services of an administrative assistant for a number of years equal to the applicable Severance Multiple or until he obtains other full-time employment. The amount above reflects the estimated costs to us of providing the continued salary for an administrative assistant's services for the applicable period based on the Company's current salary and benefits costs and assuming that Mr. Rodriguez utilizes such services for the full period. Mr. Rodriguez also receives use of an office space; however there is no additional cost associated with these items as the assumption is that he would use a Company office.
7The executive will be entitled to receive the executive's salary for the one-year period following termination. As of December 31, 2021, the base salaries for the NEOs participating in the Severance Plan were as follows: Mr. Ackerman — $700,000; Mr. Staffieri — $800,000; Ms. Waters — $650,000; and Mr. Hearty — $500,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by the executive from another employer during the severance period, and the executive is obligated to use reasonable efforts to find employment during such period.
8Represents a lump sum payment equal to the bonus paid in the year prior to the termination, prorated for the number of months served in the year the executive's employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to the executive for 2020.

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Executive Compensation
9Mr. Ackerman will continue to receive his health benefits for the 18-month period following his termination without material cause or resignation for good cause, subject to earlier termination in the event Mr. Ackerman accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Ackerman for the 18-month period following termination, based on current insurance premium costs.
10Represents a lump sum payment equal to two times the sum of the executive's base salary in effect as of the date of termination. The amount reported in the table above for Messrs. Ackerman and Staffieri reflects two times their base salaries of $700,000 and $800,000, respectively, as of December 31, 2021.
11Represents a lump sum payment equal to the bonus paid in the year prior to the termination. This severance amount is reported as the bonus paid to Mr. Ackerman for 2020, which was $1,283,325.
Accelerated Vesting of Stock-Based Awards
Change of Control
For grants and awards of SSARs, PSUs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a change of control, the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a change of control by the Company (or the acquiring entity) other than for cause or, if applicable, by the NEO in accordance with the termination for good reason provisions of the NEO’s employment agreement, if any, then, in any such case, the SSAR, PSU or RSU awards shall automatically vest and become immediately exercisable in their entirety, with such vesting to be effective as of immediately prior to the effective date of the change of control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a change of control, all PSU performance metrics in which the performance period has not completed, are converted to a Relative TSR metric. The number of shares issuable are then determined based on the Company’s Relative TSR performance (as described in the Compensation Discussion and Analysis) based on an ending average price period of the 30 calendar days immediately preceding the change of control.
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2021.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$116,993,759	$29,323,687
Joel Ackerman	$11,284,709	$14,614,179
Michael D. Staffieri	$16,725,894	$13,811,831
Kathleen A. Waters	$6,783,552	$10,286,064
James O. Hearty	$2,534,282	$3,255,926
1Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 31, 2021, which was $113.76 per share, as reported by the NYSE.
2Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our Common Stock on December 31, 2021, which was $113.76 per share, as reported by the NYSE. For PSUs, performance through December 31, 2021 was used to determine the shares that would vest upon a change of control. Per the award agreements, all PSU performance metrics in which the performance period has not completed, convert to a Relative TSR performance metric upon a change of control.
Other Termination Events
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs in the event of death or disability and assumes that the triggering event took place on December 31, 2021.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$71,580,821	$27,244,723
Joel Ackerman	$11,284,709	$15,078,887
Michael D. Staffieri	$16,725,894	$15,250,893
Kathleen A. Waters	$6,783,552	$10,748,159
James O. Hearty	$2,534,282	$3,337,719
1Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 31, 2021 for the relevant awards, which was $113.76 per share, as reported by the NYSE.
2Values are based on the aggregate number of shares underlying PSUs (at target except for PSU performance metrics in which the performance period has completed) and RSUs for the relevant awards, multiplied by the closing sale price of our Common Stock on December 31, 2021, which was $113.76 per share, as reported by the NYSE.

The Company's equity award agreements with the NEOs generally provide for full vesting in the event of death or disability, with PSUs (excluding those with performance metrics in which the performance period has completed) vesting at their target number of shares, and do not provide for any accelerated vesting for a termination without cause or due to good reason absent a change of control of the Company. However, the CEO Premium-Priced SSAR Award provides for pro-rata vesting in the event of death, termination due to disability, Mr. Rodriguez's termination of employment by the Company without cause or termination of employment by Mr. Rodriguez due to good reason based on his period of service during the vesting period. Included in the table above is $69,487,062 associated with the pro-rata vesting of the CEO Premium-Priced SSAR Award based on the period served during the vesting periods and the closing sale price of our Common Stock on December 31, 2021, which was $113.76 per share, as reported by the NYSE, and which would vest upon death, termination due to disability, termination by the Company without cause or termination by Mr. Rodriguez due to good reason. In the event of a termination without cause or termination due to good reason not in connection with a change of control, the shares acquired would remain subject to the five-year holding requirement of the award.

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Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of Mr. Rodriguez, our Chief Executive Officer, to the annual total compensation of our teammates.
Ratio
For 2021, based on the methodology described below:
–The median of the annual total compensation of all of our teammates, other than Mr. Rodriguez, was $67,535.
–As we have included the value of non-discriminatory benefits in the calculation of the median teammate’s annual total compensation, Mr. Rodriguez’s annual total compensation, as reported in the 2021 Summary Compensation Table, has been adjusted to also include the value of non-discriminatory benefits. As a result of the foregoing, Mr. Rodriguez’s annual total compensation was $3,321,930 for purposes of this calculation.
–Based on the information above, the ratio of the annual total compensation of Mr. Rodriguez to the median of the annual total compensation of all teammates is estimated to be 49 to 1.1
We believe the SEC CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the SEC CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Identification of Median Teammate
We had previously selected October 31, 2019, as the date on which to identify our median teammate for 2019 (such date, the "2019 determination date"). Since the 2019 determination date and through December 31, 2021, there have been no changes in the Company’s teammate population or teammate compensation arrangements that we believe would significantly impact the pay ratio disclosure and, accordingly, our pay ratio has been calculated utilizing the same median employee from the 2019 determination date.
Our teammate population on the 2019 determination date consisted of 64,411 individuals, of which 56,751 were in the U.S. and 7,660 were outside the U.S. We excluded from the pay ratio calculation certain teammates based in non-U.S. jurisdictions as permitted by SEC rules.2 As a result, we used a total workforce of 61,927 teammates for the median teammate calculation, of which 56,751 were in the U.S. and 5,176 were outside the U.S.
For purposes of identifying the median teammate from our teammate population base, we considered gross income, including pre-tax contributions to the Company's 401(k) and health and welfare plans, as compiled from our payroll and benefits records. We selected this measure as it captures the principal forms of compensation delivered to all of our teammates and this information is readily available with respect to our teammates. In addition, we measured compensation for purposes of determining the median teammate using the 12-month period ending on the 2019 determination date. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.
1 Mr. Rodriguez’s annual total compensation for 2021 reflects the fact that he did not receive an equity grant in 2021, since the CEO Premium-Priced SSAR Award granted in 2020 was intended to replace five years of awards to Mr. Rodriguez. The Company has also calculated an alternate pay ratio including an annualized figure for Mr. Rodriguez’s CEO Premium-Priced SSAR Award, using one-fifth of the grant date fair value of the CEO Premium-Priced SSAR Award to reflect the intended five-year term of the award, and adding that amount to his reported 2021 compensation. When calculated in this manner, the alternative pay ratio is estimated to be 252 to 1.
2 Relying on this rule, which permits such exclusions so long as we do not exclude more than 5% of our total teammates, we excluded a total of 2,484 teammates in the following jurisdictions in 2019: Poland (986); Portugal (468); Colombia (999); Netherlands (3); and United Kingdom (28).

In determining the annual total compensation of the median teammate, such teammate’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, provided that we also, as permitted by those rules, included the value of certain non-discriminatory benefits. Variability in the value of these non-discriminatory benefits year-over-year may drive similar variability in the annual total compensation of the median teammate.

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Compensation of Directors

Compensation of Directors
The following table sets forth information concerning the compensation of our non-employee directors during 2021. Mr. Rodriguez serves as a member of our Board but, as an executive officer of the Company, Mr. Rodriguez does not receive any additional compensation for his services as a member of our Board.
2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned ($)[1]	Stock Awards ($)[2]	SSAR Awards ($)[3]	Total ($)
Pamela M. Arway	$282,500	$190,062	$—	$472,562
Charles G. Berg	$97,500	$190,062	$—	$287,562
Barbara J. Desoer	$197,500	$190,062	$—	$387,562
Paul J. Diaz	$155,000	$190,062	$—	$345,062
Shawn M. Guertin[4]	$60,000	$97,102	$—	$157,102
Dr. Gregory J. Moore, M.D., Ph.D.[5]	$32,283	$11,392	$—	$43,675
John M. Nehra	$127,500	$190,062	$—	$317,562
Paula A. Price	$150,907	$190,062	$—	$340,969
Phyllis R. Yale	$140,000	$190,062	$—	$330,062
1Consists of the amounts described below under the subsection “— Annual Retainers” and “— Meeting Fees”. With respect to Mr. Guertin, includes the prorated portion of the $50,000 cash retainer for service as Chair of the Audit Committee in the amount of $19,231. With respect to Ms. Price, includes the prorated portion of the $50,000 cash retainer for service as Chair of the Audit Committee in the amount of $30,907. With respect to Ms. Desoer, includes $32,500 in per diem compensation paid pursuant to the Company’s Non-Employee Director Compensation Policy for additional time spent in 2021 on Board matters.
2The amounts reported in this column reflect the aggregate grant date fair value of all direct stock issuance awards ("DSI") granted to our non-employee directors during 2021 as estimated by the Company in accordance with FASB ASC Topic 718. This includes four quarterly grants under the Director Compensation Policy (as defined below) granted on March 15, 2021; May 15, 2021; August 15, 2021; and November 15, 2021. Mr. Guertin received a prorated quarterly grant amount on his last day of Board service, May 19, 2021 and Dr. Moore received a prorated quarterly grant on September 9, 2021 for the quarter he joined the Board. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718.
3No SSAR awards were granted to non-employee directors during 2021. As of December 31, 2021, each non-employee director had the following number of SSARs outstanding: Mr. Berg, 10,766; Ms. Desoer, 14,343; Mr. Nehra, 14,343; and Ms. Yale, 7,165.
4Mr. Guertin resigned from the Board, effective May 19, 2021.
5Dr. Moore was appointed to the Board, effective September 9, 2021.

Compensation of Directors
Director Compensation Policy
Our non-employee director compensation program, which is embodied in our non-employee director compensation policy (the “Director Compensation Policy”), is designed to attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. The Compensation Committee is responsible for recommending to the Board the compensation of our non-employee directors. As part of this process, the Compensation Committee reviews the compensation program for our non-employee directors no less than annually and considers input from its independent compensation consultant, Compensia, regarding general market practices on director compensation as well as comparative market data for our comparator peer group, which is the same peer group used for purposes of evaluating the competitiveness of our executive compensation program. The Compensation Committee also considers feedback received on our director compensation program through engagement with our stockholders.
The following describes the compensation paid to our non-employee directors for service as a director during 2021 under the Director Compensation Policy as set forth in the table above. Directors who are current teammates or officers do not receive compensation for service on the Board or any committee of the Board.
Stock-Based Compensation
Annual Grant. Under the Director Compensation Policy, each of our non-employee directors is entitled to receive Direct Stock Issuances ("DSIs") granted in four equal installments on March 15, May 15, August 15 and November 15 (each, a "Grant Date"), in an amount determined by dividing $47,500 by the closing market price of our Common Stock on the applicable Grant Date, or if the Grant Date does not fall on a trading day, then the last trading day prior to the Grant Date. The DSIs shall be prorated, as applicable, including for new directors, based on the number of days of service on the Board.
Annual Retainers
Annual Retainer. Pursuant to the Director Compensation Policy, each of our non-employee directors is entitled to receive an annual retainer of $80,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to a director elected during a quarter is prorated based on the days of service on the Board during the applicable calendar quarter.
Independent Chair Retainer. Pursuant to the Director Compensation Policy, a director serving as the independent Chair of the Board ("Independent Chair") receives an additional retainer of $175,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to the Independent Chair is to be prorated based on the number of days of service as Independent Chair during the applicable calendar quarter.
If the Independent Chair also serves as a chair of any committee of the Board, the Independent Chair will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainer he or she is entitled to receive as the Independent Chair.
Committee Chairs Retainer. Under the Director Compensation Policy, the chairs of the Audit, Compensation and Compliance and Quality Committees receive an additional retainer of $50,000 in cash per year and the chair of the Nominating and Governance Committee receives an additional retainer of $35,000 in cash per year, in each case, paid quarterly in arrears. The quarterly retainer due to a director elected or appointed to a Committee during a quarter is prorated based on the days of service as chair of a committee during the applicable calendar quarter.
Meeting Fees
Board Meetings. Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.
Special Board Meetings. Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.
Committee Meetings. For committee meetings, non-employee directors who are committee members or whose participation was requested by the chair of a committee are entitled to receive additional compensation of $2,500 in

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Compensation of Directors
cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.
Expense Reimbursement and Per Diem Compensation
Expense Reimbursement. Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.
Per Diem Compensation. Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the Independent Chair, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal Board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Independent Chair, the Compensation Committee or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. During 2021, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

Certain Relationships and Related Person Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our Common Stock and immediate family members of these persons. We refer to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a related person has a direct or indirect material interest, as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transaction Policy by our Audit Committee or, if our Audit Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.
When determining whether to approve or ratify a related person transaction, the Audit Committee or the disinterested members of the Board shall consider all relevant information available concerning the related person transaction, including, without limitation, the following:
–the size of the transaction and the amount payable to a related person;
–the nature of the interest of the related person in the transaction;
–whether the transaction may involve a conflict of interest;
–whether the transaction was undertaken in the ordinary course of business of the Company;
–whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
–any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the transaction.
There were no related person transactions from January 1, 2021 through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Audit Committee Report
The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.
The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), as well as monitoring the independence, qualifications and performance of KPMG and the scope and effectiveness of the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.
Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee engaged KPMG to conduct the independent audit for the year ended December 31, 2021. The Audit Committee reviewed and discussed with management the Company's audited consolidated financial statements, as of and for the year ended December 31, 2021. The Audit Committee also discussed with KPMG the matters required to be reviewed and discussed by applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
Based upon the Audit Committee’s reviews and discussions, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the U.S. Securities and Exchange Commission.
THE AUDIT COMMITTEE

Paula A. Price (Chair)
Barbara J. Desoer
John M. Nehra

Stockholder Proposals and Nominations for 2023 Annual Meeting
If you wish to present a proposal for action at the 2023 Annual Meeting and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 26, 2022 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.
Our Bylaws include provisions permitting, subject to certain terms and conditions, stockholders or groups of stockholders who have continuously owned at least 3% of the outstanding shares of the Company’s Common Stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2023 Annual Meeting and wish to have the nominee included in the proxy statement and form of proxy that management will prepare, you must notify us no later than the close of business December 26, 2022, and no earlier than the close of business November 26, 2022. However, if we hold our 2023 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2023 Annual Meeting and (ii) not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials. If you wish to present a proposal for action at the 2023 Annual Meeting, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2023 Annual Meeting outside of the proxy access provisions of our Bylaws, our Bylaws require that you must notify us no later than the close of business March 11, 2023, and no earlier than the close of business February 9, 2023. However, if we hold our 2023 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of our 2022 Annual Meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and (ii) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting was first made.
We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our Bylaws are available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.
In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.

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General Information
We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board, for use at our Annual Meeting, which will be held on Thursday, June 9, 2022 at 10:00 a.m. Mountain Time. The Annual Meeting will be a live audio webcast available at www.virtualshareholdermeeting.com/DVA2022, where you will be able to attend, vote your shares electronically and submit questions.
The proxies solicited for the Annual Meeting will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The Record Date for the Annual Meeting is the close of business on April 14, 2022. All holders of record of our Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials ("e-proxy notice"), proxy card or voting instruction form. The audio webcast will begin promptly at 10:00 a.m. Mountain Time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the Annual Meeting log in page at www.virtualshareholdermeeting.com/DVA2022.
If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform beginning at 9:45 a.m. Mountain Time on the meeting day, type your question into the “Ask a Question” field, and click “Submit.” We intend to answer questions submitted by stockholders during the Annual Meeting that comply with the Annual Meeting rules of conduct, which will be posted on the virtual meeting platform.
We are using the "e-proxy" rules adopted by the SEC to furnish proxy materials to our stockholders over the Internet. Under the e-proxy rules, the e-proxy notice will be mailed on or about April 25, 2022 to our stockholders of record and beneficial owners of our Common Stock as of the Record Date, in lieu of a printed copy of our proxy materials. We believe using this e-proxy notice model allows us to reduce costs and helps reduce our carbon footprint.
If you receive an e-proxy notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. If you received an e-proxy notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the e-proxy notice.
Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote prior to the Annual Meeting. Voting in advance will help ensure that your shares will be voted at the Annual Meeting.
Unless you instruct otherwise in your proxy, any proxy that is given and not revoked will be voted at the Annual Meeting:
–FOR the election of the nine director nominees identified in this Proxy Statement each to serve until the 2023 Annual Meeting or until their respective successors are duly elected and qualified;
–FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022;
–FOR the approval, on an advisory basis, of the compensation of our NEOs;
–AGAINST the stockholder proposal regarding political contributions disclosure, if properly presented at the Annual Meeting; and
–With regard to all other matters properly presented for a vote at the Annual Meeting, as determined by the Company Proxies in their best judgment.

Voting Information
Our only voting securities are the outstanding shares of our Common Stock. As of the Record Date, we had approximately 95,083,069 shares of Common Stock outstanding. Each stockholder of record as of the Record Date is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the NYSE, your broker, bank or other nominee may not vote your uninstructed shares in the election of directors and certain other matters absent specific voting instructions. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present at the Annual Meeting or represented by their proxies and entitled to vote at the Annual Meeting hold at least a majority of our shares of Common Stock outstanding as of the Record Date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders virtually attending the Annual Meeting or represented by proxy at the Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

How to Vote
Shares of our Common Stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in "street name." We have summarized below the distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record with respect to those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote online during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.
Beneficial Owner — If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of the shares, and you have been provided proxy materials from your broker, bank or other nominee, which is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to virtually attend the Annual Meeting. Your broker, bank or nominee will provide you with a voting instruction form for you to use, which will also include a 16-digit control number that will allow you to access the Annual Meeting and vote your shares during the Annual Meeting.
Voting
Whether you hold our shares as a stockholder of record or as a beneficial owner, we encourage you to vote before the Annual Meeting. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the e-proxy notice. If you are a Company teammate who holds shares of Common Stock through the DaVita Retirement Savings Plan (the "401(k) Plan"), certain earlier voting deadlines apply.

Notice of 2022 Annual Meeting and Proxy Statement	78

Proxy Statement

Through the Internet :
Prior to the Annual Meeting, you may vote through the Internet by going to www.proxyvote.com and following the instructions. You will need to have the e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting through the Internet. If you want to vote through the Internet in advance of the meeting, you must do so prior to 11:59 p.m., Eastern Time, on Wednesday, June 8, 2022. If you vote through the Internet, you do not need to return a proxy card.
During the Annual Meeting, you may vote through the Internet by following the instructions at www.virtualshareholdermeeting.com/DVA2022. You will need to have your e-proxy notice, proxy card or voting instruction form available when you access the virtual Annual Meeting web page.

By Telephone )
You may vote by touch tone telephone by calling 1-800-579-1639. You will need to have your e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting by telephone. If you want to vote by telephone, you must do so prior to 11:59 p.m., Eastern Time, on Wednesday, June 8, 2022. If you vote by telephone, you do not need to return a proxy card.

By Mail *
If you are a beneficial owner, you may vote by mail by signing and dating your voting instruction form provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a stockholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card and mailing it in a postage-prepaid envelope. If you are a stockholder of record and received the e-proxy notice, in order to obtain a proxy card, please follow the instructions on the e-proxy notice. If you want to vote by mail, the proxy card or voting instruction form must be received prior to 11:59 p.m., Eastern Time, on Wednesday, June 8, 2022.

Teammate 401(k) Stockholders — If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may give voting instructions to the 401(k) Plan trustee with respect to the share equivalents credited to your account. The plan trustee will vote your shares in accordance with your instructions received by June 6, 2022 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by June 6, 2022 at 11:59 p.m. Eastern Time, by filing with the plan trustee either written notice of revocation or a properly completed and signed voting instruction form bearing a later date. If you do not send instructions for a proposal, the plan trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.
Changing Your Vote — If you are a stockholder of record or beneficial owner, you may change your vote at any time prior to the applicable voting deadline by voting again with your 16-digit control number. If you virtually attend the Annual Meeting you will also be given the opportunity to vote or change your vote during the Annual Meeting through the virtual meeting platform at: www.virtualshareholdermeeting.com/DVA2022. If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may not change your vote after June 6, 2022 at 11:59 p.m. Eastern Time.

Proxy Statement

Votes Required for Proposals.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Proposal 1: Election of the nine director nominees identified in this Proxy Statement to serve until our 2023 Annual Meeting.	For, Against or Abstain for each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect
Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote
Proposal 3: Approval, on an advisory basis, of the compensation of our NEOs.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	No effect
Proposal 4: Stockholder proposal regarding political contributions disclosure.	For, Against or Abstain	AGAINST	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	No effect
*See "Voting Information" for additional information on broker non-votes.

Proxy Solicitation Costs
The Company pays the cost of soliciting proxies. We may request banks and brokers to solicit their customers who beneficially own our Common Stock and will reimburse them for their reasonable out-of-pocket expenses relating to these efforts. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies, among other things, at a fee of $16,000, plus reimbursement for all reasonable out-of-pocket expenses. MacKenzie and our officers, directors and teammates may supplement the solicitation by mailing of proxies and by telephone, e-mail and personal solicitation. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s gross negligence, willful misconduct or bad faith.

Delivery of Proxy Statement and Annual Report
Beneficial owners, but not record holders, of Common Stock who share a single address may receive only one copy of the e-proxy notice and, as applicable, the Annual Report to Stockholders and Proxy Statement (collectively, the "Proxy Materials"), unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs for DaVita. If any beneficial owner wishes to discontinue householding and receive a separate copy of the Proxy Materials, they should notify their broker. Beneficial owners can also request a separate copy of the Proxy Materials by contacting Investor Relations at the following address or phone number: DaVita Inc., Attn: Investor Relations, 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505. Additionally, stockholders who share the same address and receive multiple copies of the Proxy Materials can request a single copy by contacting us at the address or phone number above.

Notice of 2022 Annual Meeting and Proxy Statement	80

Other Matters
The Board does not know of any other matters to be presented at the Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.
A copy of our 2021 Annual Report to Stockholders accompanies this Proxy Statement. The 2021 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2021. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505 or through our website, located at www.davita.com.
By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
April 25, 2022

Annex A
RECONCILIATION OF NON-GAAP MEASURES
Note on Non-GAAP Financial Measures
As used in this Proxy Statement, the term “adjusted” refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in this Annex A. For income measures, the term “adjusted” refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters and debt prepayment.
These non-GAAP or “adjusted” measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted diluted net income per share attributable to DaVita Inc. and adjusted diluted net income from continuing operations per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated operating results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
Finally, free cash flow from continuing operations represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Free cash flow from continuing operations during the year ended December 31, 2017 has been recast to conform to this definition. Management uses this measure to assess our ability to fund acquisitions, repurchase shares and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities from continuing operations and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.

Consolidated adjusted operating income:

	Year ended	Year ended
	December 31, 2021	December 31, 2020
	(dollars in millions)	(dollars in millions)
Operating income	$1,797	$1,695
Operating charges:
Loss on changes in ownership interests, net		16
General and administrative:
Accruals for legal matters		35
Adjusted operating income	$1,797	$1,746

Notice of 2022 Annual Meeting and Proxy Statement	82

International adjusted operating income:

Year ended
December 31, 2021
(dollars in millions)
Operating income	$42
Adjusted operating income	$42

Year ended
December 31, 2017
(dollars in millions)
Operating loss	$(329)
Equity investment loss related to APAC JV goodwill impairment	6
Impairment of investment	280
Restructuring charges	2
Equity investment loss related to restructuring charges	1
Gain from APAC JV ownership changes	(6)
Adjusted operating loss	$(46)

Adjusted diluted net income per share attributable to DaVita Inc. and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.:

Year ended December 31, 2021
(Per share)
Net income from continuing operations attributable to DaVita Inc. and net income attributable to DaVita Inc.	$8.90
Income tax impact related to prior legal settlement	$0.23
Adjusted net income from continuing operations attributable to DaVita Inc. and adjusted net income attributable to DaVita Inc.	$9.13

Free cash flow from continuing operations:

	Year ended	Year ended
	December 31, 2021	December 31, 2017
	(dollars in millions)	(dollars in millions)
Net cash provided by continuing operating activities	$1,931	$1,556
Distributions to noncontrolling interests	(244)	(211)
Contributions from noncontrolling interests	32	75
Expenditures for routine maintenance and information technology	(421)	(303)
Expenditures for development	(220)	(507)
Proceeds from sale of self-developed properties	56	58
Free cash flow from continuing operations	$1,133	$668
Numbers may not sum or recalculate due to the presentation of rounded numbers.

DaVita®

DAVITA INC.
2000 16TH STREET
DENVER, CO 80202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on (i) June 6, 2022, for shares held through the DaVita Retirement Savings Plan or (ii) June 8, 2022 for any other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DVA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on (i) June 6, 2022, for shares held through the DaVita Retirement Savings Plan or (ii) June 8, 2022 for any other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76386-P69977-Z82099

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DAVITA INC.

The Board of Directors recommends you vote FOR all director nominees named in the Proxy Statement in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Pamela M. Arway	☐	☐	☐
1b. Charles G. Berg	☐	☐	☐
1c. Barbara J. Desoer	☐	☐	☐
1d. Paul J. Diaz	☐	☐	☐
1e. Jason M. Hollar	☐	☐	☐
1f. Gregory J. Moore, MD, PhD	☐	☐	☐
1g. John M. Nehra	☐	☐	☐
1h. Javier J. Rodriguez	☐	☐	☐
1i. Phyllis R. Yale	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 4.			
4. Stockholder proposal regarding political contributions disclosure, if properly presented at the meeting.	☐	☐	☐

NOTE: The proxy holders are entitled to vote in their discretion on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

D76387-P69977-Z82099

DAVITA INC.
PROXY
This Proxy is solicited on behalf of
the Board of Directors of DAVITA INC.

The undersigned hereby appoints Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Virtual Annual Meeting of the Stockholders of DAVITA INC., to be held at 10:00 a.m., Mountain Time, on Thursday, June 9, 2022, via live audio webcast at www.virtualshareholdermeeting.com/DVA2022, and any and all adjournments or postponements thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, and AGAINST Proposal 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment or postponement thereof heretofore given by the undersigned are hereby revoked.

Continued and to be signed on reverse side